Exhibit 10.2

Execution Version

THIRD AMENDED AND RESTATED

REIMBURSEMENT AGREEMENT

among

RENAISSANCE REINSURANCE LTD.

RENAISSANCE REINSURANCE OF EUROPE

GLENCOE INSURANCE LTD.

DAVINCI REINSURANCE LTD.

as Account Parties,

RENAISSANCERE HOLDINGS LTD.,

THE LENDERS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Issuing Bank, Collateral Agent and Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

ING BANK, N.V., LONDON BRANCH,

as Documentation Agent

$1,000,000,000 Secured Letter of Credit Facility

WELLS FARGO SECURITIES, LLC

BANC OF AMERICA SECURITIES LLC

Joint Lead Arrangers and Joint Book Managers

Dated as of April 22, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Schedule I L/C Commitments and Lending Offices

Schedule II Methodology for Calculation of Collateral Values

Schedule III Net Worth Thresholds

Schedule IV Existing Letters of Credit

Schedule 4.1(a) Ownership of Account Parties

Schedule 4.1(b) Subsidiaries

Schedule 4.4 Consents and Approvals

Schedule 4.5 Litigation and Contingent Liabilities

Schedule 4.6(a) SAP Exceptions

Schedule 4.6(d) Absence of Changes

Schedule 4.14 Insurance Licenses

Schedule 4.15 Taxes

Exhibit A Form of Accession Agreement

Exhibit B Form of Assignment and Acceptance

Exhibit C Form of Compliance Certificate

Exhibit D Form of Pledge Agreement

Exhibit E Form of Control Agreement

Exhibit F Form of Collateral Value Report

Exhibit G RIHL PPM

-iv-

THIRD AMENDED AND RESTATED

REIMBURSEMENT AGREEMENT

THIRD AMENDED AND RESTATED REIMBURSEMENT AGREEMENT dated as of April 22, 2010, among RENAISSANCE REINSURANCE LTD., a Bermuda company (“RRL”) RENAISSANCE REINSURANCE OF EUROPE, a company incorporated in Ireland (“RRE”), GLENCOE INSURANCE LTD., a Bermuda company (“Glencoe”), and DAVINCI REINSURANCE LTD., a Bermuda company (“DaVinci”), (RRL, RRE, Glencoe and DaVinci, each an “Account Party”), RENAISSANCERE HOLDINGS LTD., a Bermuda company (“RenRe”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION as successor by merger to Wachovia Bank, National Association (“Wells Fargo”), as Issuing Bank (as hereinafter defined), BANK OF AMERICA, N.A. as syndication agent (the “Syndication Agent”), ING BANK, N.V., LONDON BRANCH as documentation agent (the “Documentation Agent”), Wells Fargo, as collateral agent (the “Collateral Agent”), and Wells Fargo, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Syndication Agent, the Documentation Agent and the Collateral Agent, the “Agents”) for the Lenders.

PRELIMINARY STATEMENTS:

A. The Account Parties have requested that the Issuing Bank and the Lenders make available to the Account Parties a secured letter of credit facility in an initial amount of up to $1,000,000,000 to provide for the issuance of letters of credit for the account of one or more of the Account Parties. The Issuing Bank and the Lenders have indicated their willingness to agree to make such letters of credit available on the terms and conditions of this Agreement and the other Credit Documents, including the requirement that each Account Party fully collateralize its several letter of credit obligations with a perfected first priority security interest in satisfactory collateral, including cash, eligible marketable securities and (so long as certain conditions are met) Redeemable Preference Shares of Renaissance Investment Holdings Ltd., a Bermuda company (“RIHL”).

B. This Agreement amends and restates the Reimbursement Agreement initially dated as of December 20, 2002, as amended and restated by a First Amended and Restated Reimbursement Agreement dated as of March 31, 2004, and as amended and restated by a Second Amended and Restated Reimbursement Agreement dated as of April 27, 2007, among the Account Parties, RenRe, the lenders party thereto, Wells Fargo and certain other named agents party thereto (such reimbursement agreement, as further amended, restated, supplemented or otherwise modified up to but not including the date hereof, the “Existing Agreement”).

C. Each of the Account Parties is a holder of certain assets, including in certain cases, Redeemable Preference Shares, and will at all times pledge sufficient assets to the Collateral Agent to secure such Account Party’s obligations to the Agents and the Lenders in connection with this letter of credit facility. Such Account Party’s pledged assets are held in a separate custodial account with Mellon and are pledged to the Collateral Agent pursuant to a Pledge Agreement in favor of the Collateral Agent, and a related Control Agreement among such Account Party, Mellon and the Collateral Agent.

D. RIHL’s sole business is to invest in a portfolio of high quality marketable securities as described in RIHL’s Private Placement Memorandum. RIHL provides certain undertakings to the Agents and Lenders pursuant to the RIHL Agreement in support of this letter of credit facility, including maintenance of its status as a single purpose company and its agreement to redeem the pledged Redeemable Preference Shares as may be required by the Collateral Agent after the occurrence of certain events.

E. RIHL also agrees in the RIHL Agreement to guarantee the obligations of one or more of the Account Parties under this letter of credit facility upon the occurrence of certain events with respect to RIHL or the Account Parties. RIHL will at all times secure its obligations under such guaranty by pledging an allocable portion of RIHL’s assets to the Collateral Agent pursuant to the RIHL Pledge Agreement in favor of the Collateral Agent, and a related Control Agreement among RIHL, Mellon and the Collateral Agent.

F. All of the common shares of RIHL are owned by RenRe, and the day-to-day investment activities of RIHL are controlled by Renaissance Underwriting Managers Ltd., a Bermuda company (“RUM”), which is a wholly owned subsidiary of RenRe. RenRe and RUM provide certain undertakings to the Agents and Lenders pursuant to the RenRe Agreement in support of this letter of credit facility, including exercise of their control over RIHL to cause RIHL to comply with its obligations under the Credit Documents and maintenance of RIHL’s status as a single purpose company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lenders” as the meaning specified in Section 2.19.

“Account Parties” means the parties specified as such in the recital of parties to this Agreement, together with such other Subsidiaries and Affiliates of RenRe that become Account Parties from time to time upon the request of RenRe and with the express written consent of the Administrative Agent and the Issuing Bank (and compliance with all conditions of such consent, including becoming a party to each applicable Credit Document as an Account Party by executing an Accession Agreement in the form of Exhibit A).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement, and all successors and permitted assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in the form provided by the Administrative Agent.

“Affected Lender” means (i) any Lender that has become a Downgraded Lender or (ii) any Lender that has become a Defaulting Lender.

“Affected Lender Collateral Account” has the meaning specified in Section 2.14(a)(ii).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Third Amended and Restated Reimbursement Agreement, as amended, restated, modified or supplemented from time to time.

“Annual Statement” means the annual financial statement of an Insurance Company as required to be filed with the BMA (or similar Governmental Authority) of such Insurance Company’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Applicable Account Party” with respect to any outstanding or proposed Letter of Credit means the Account Party for the account of which such Letter of Credit was or is proposed to be issued.

“Arrangers” means Wells Fargo Securities, LLC and Banc of America Securities LLC.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.5 and in substantially the form of Exhibit B hereto.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Available Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Bankruptcy Law” means any proceeding of the type referred to in Section 7.1(e) or Section 7.2(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means the highest of (a) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (b) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate and (c) the LIBOR Rate (as defined in the next sentence) plus 1.00%. “LIBOR Rate” is, on any date, the rate per annum equal to the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or, if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case at approximately 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank Eurodollar market for a term of one month commencing that day.

“BMA” means the Bermuda Monetary Authority or similar Governmental Authority in the applicable jurisdiction.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina, New York, New York, Pittsburgh, Pennsylvania, London, England, and/or Hamilton, Bermuda are required by law to be closed.

“Bye-laws” means the bye-laws of RIHL as in existence on the Restatement Effective Date and as amended as permitted pursuant to Section 6.8.

“Cash Collateral Account” has the meaning specified in Section 2.14(a)(iii).

“Catastrophe Bond” means (a) any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by RenRe for the sole purpose of investing in Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by RenRe or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall be deemed to have occurred if

(a) with respect to RenRe, (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RenRe occurs; (ii) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of RenRe that represent 51% or more of the combined voting power of RenRe’s then outstanding securities; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of RenRe (together with any new directors whose election by the Board of Directors or whose nomination by the stockholders of RenRe was approved by a vote of the directors of RenRe then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the RenRe’s Board of Directors then in office; and

(b) with respect to any Account Party, RenRe shall at any time cease either to (i) control (directly or through Subsidiaries of RenRe) more than 50% of the outstanding voting rights attached to the outstanding Equity Interests of such Account Party or (ii) otherwise possess (directly or indirectly) the exclusive power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents, including, without limitation, any amounts deposited into a Cash Collateral Account.

“Collateral Agent” means Wells Fargo, in its capacity as collateral agent, for the benefit of itself, the other Agents and the Lenders, under the Security Documents, and its successors and permitted Assigns in such capacity.

“Collateral Value” means, for any Business Day as of which it is being calculated, (a) for Redeemable Preference Shares pledged as Collateral, the Net Asset Value of such shares multiplied by the applicable “Advance Rate” set forth in Schedule II, provided that after the Collateral Agent redeems any Redeemable Preference Shares of an Account Party upon a Substitution Event, Suspension Event, Default or Event of Default with respect to such Account Party, any remaining Redeemable Preference Shares owned by such Account Party shall no longer be eligible to be counted towards required Collateral Value unless the Collateral Agent shall, in its sole discretion, otherwise agree, (b) for each other category of Collateral set forth on Schedule II, an amount equal to the “Eligible Percentage” of the market value (or, as to cash, the dollar amount) thereof set forth opposite such category of Collateral on Schedule II, and (c) for the Collateral, in the aggregate, the sum of such amounts, in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two (2) Business Days prior to the Business Day as of which the Collateral Value is being calculated; provided that the calculation of the Collateral Value shall be further subject to the terms and conditions set forth on Schedule II; and provided further that no Collateral (including without limitation cash) shall be included in the calculation of the Collateral Value unless (i) the Collateral Agent has a first priority perfected Lien on and security interest in such Collateral pursuant to the Security Documents, and (ii) there shall exist no other Liens on such Collateral, other than Liens in favor of the Custodian to the extent subordinated as provided in the Control Agreements.

“Collateral Value Report” has the meaning specified in Section 2.16(b).

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C.

“Confidential Information” means information that any Credit Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by any Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Credit Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Credit Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of RenRe or any of its Subsidiaries under Primary Policies, Reinsurance Agreements or Industry Loss Warranties which are entered into in the ordinary course of business (including security posted to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Person for the purposes of this Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby or (ii) the maximum stated amount so guaranteed or supported.

“Control Agreements” means, collectively, the control agreements among Mellon, the Collateral Agent and (respectively) each of the Account Parties and RIHL, each substantially in the form of Exhibit E hereto, pursuant to which a Lien on the Custodial Accounts and the contents thereof and all security entitlements related thereto securing the Obligations is perfected in favor of the Collateral Agent, as amended.

“Covered Credit Party” has the meaning specified in the initial paragraph of Article IV.

“Credit Documents” means this Agreement, the RenRe Agreement, the RIHL Agreement, the Fee Letter, each Letter of Credit Agreement, each Security Document, and, as delivered on the Restatement Effective Date, the separate Acknowledgment and Confirmation of Pledge Agreement and Control Agreement by each Account Party and RIHL, in each case as amended.

“Credit Parties” means the Account Parties, RIHL and RenRe.

“Current Expiration Date” has the meaning specified in Section 2.19.

“Custodial Account” means each custodial, brokerage or similar account of any Account Party maintained by the Custodian as a “securities account” within the meaning of Section 8-501(a) of the Uniform Commercial Code for such Account Party as the “entitlement holder” within the meaning of Section 8-102(7) of the Uniform Commercial Code pursuant to a Custodial Agreement, on which (and on the contents of which) a Lien has been granted as security for the Obligations.

“Custodial Agreement” means each custodial or similar agreement between the Account Parties (or any of them) and the Custodian, pursuant to which one or more Custodial Accounts are maintained, in form and substance as approved by the Administrative Agent in each case as amended as permitted pursuant to Section 6.8.

“Custodian” means Mellon or any successor thereto (in its capacity as custodian of the Custodial Accounts).

“DaVinci” has the meaning specified in the recital of parties to this Agreement.

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including, without limitation, any such obligations issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof, net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of capitalized leases of such Person; (e) the Swap Termination Value in respect of Swap Contracts of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) obligations of such Person secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements) whether or not such obligations are limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such Debt shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (h) any obligations of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); and (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (v) Contingent Liabilities, (w) issued, but undrawn, letters of credit which have been issued to reinsurance cedents in the ordinary course of business, (x) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, as applicable, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (v) or (w) above), (y) any obligations of such Person under any Reinsurance Agreement, Primary Policy or Industry Loss Warranty or, (z) if applicable, any Debt of RenRe which is subordinated in right of payment to the Obligations.

“Debtor Relief Laws” means the Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, Bermuda, Ireland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Credit Document at or prior to such time that has not been so paid as of such time, including without limitation any amount required to be paid by such Lender to (a) the Issuing Bank pursuant to Section 2.2(d) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank and (b) any Agent or the Issuing Bank pursuant to Section 8.5 to reimburse such Agent or the Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent or the Issuing Bank as provided therein.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligations are the subject of a good faith dispute or unless such failure has been cured, (b) has notified RenRe, the Issuing Bank or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Department” means, with respect to any Material Insurance Company, the appropriate Governmental Authority of the jurisdiction of domicile for the primary delivery of Annual Statements.

“Documentation Agent” has the meaning specified in the recital of parties to this Agreement.

“Downgrade Event” means, with respect to any Lender, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Lender (or, if no such rating exists, then a reduction of the long term issuer credit rating of such Lender) by S&P or Moody’s, which would cause such lender to be a Downgraded Lender.

“Downgraded Lender” means any Lender which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody’s) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody’s; provided, that if at any time such Lender has no such senior unsecured unsupported long-term debt rating from either rating service but does have a long-term issuer credit rating from either or both services, then such Lender shall not be considered a Downgraded Lender so long as such long-term issuer credit rating remains at or above A- (in the case of S&P) or A3 (in the case of Moody’s).

“Draw Date” has the meaning specified in Section 2.3(a)(i).

“Due Date” has the meaning specified in Section 2.3(a)(i).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, or (c) a commercial bank, a savings bank or other financial institution that is approved by the Administrative Agent and the Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.5, RenRe (such approvals not to be unreasonably withheld or delayed); provided, however, that neither any Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee under this definition.

“Equity Interests” means, with respect to any Person, shares of (or other capital stock of or ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including without limitation partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, RenRe or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by a Credit Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by a Credit Party or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Credit Party or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against a Credit Party or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the determination that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition upon a Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of a Credit Party or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan.

“Event of Default” means any of the events specified in Section 7.1 and Section 7.2.

“Evergreen Letter of Credit” has the meaning specified in Section 2.2(c).

“Excess Catastrophe Losses” means that part of any losses recognized by RenRe or any of its Subsidiaries under the terms of any Catastrophe Bonds, Reinsurance Agreements or other similar arrangements during any Fiscal Quarter that are in excess of $150,000,000.

“Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary.

“Existing Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means those Letters of Credit set forth on Schedule IV hereto.

“Expiration Date” means April 22, 2013, as such date may be extended pursuant to Section 2.19.

“Extension Request” has the meaning specified in Section 2.19.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the fee letter, dated March 18, 2010, among RenRe, Wells Fargo, Wells Fargo Securities, LLC, Bank of America, N.A. and Banc of America Securities LLC.

“Fiscal Year” means the fiscal year of each Credit Party ending on December 31 in any calendar year.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.13(b).

“Foreign Plan” has the meaning specified in Section 4.13(b).

“Fronting Exposure” means, at any time there is an Affected Lender, with respect to the Issuing Bank, such Affected Lender’s L/C Commitment Percentage of the aggregate Letter of Credit Exposure other than Letter of Credit Exposure as to which such Affected Lender’s L/C Commitment Percentage has been reallocated to non-Affected Lenders or cash collateralized or covered by a letter of credit issued for the account of such Affected Lender in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Glencoe” has the meaning specified in the recital of parties to this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources.

“Indemnified Party” has the meaning specified in Section 9.3(b).

“Industry Loss Warranty” means an agreement, whether in the form of a reinsurance agreement or a Swap Contract or other similar agreement entered into by an Account Party in accordance with its customary insurance or reinsurance underwriting procedures, which creates a payment obligation arising from an industry-wide loss relating to a catastrophe, weather or other similar risk.

“Initial Effective Date” means December 20, 2002, the date upon which the Existing Agreement first became effective.

“Insurance Code” means, with respect to any Insurance Company, the legislation under which insurance companies are regulated in such Insurance Company’s domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of any Insurance Code shall be construed to also refer to successor sections.

“Insurance Company” means any Subsidiary of RenRe or any other Account Party which is licensed by any Governmental Authority to engage in the business of insurance or reinsurance by issuing Primary Policies or entering into Reinsurance Agreements.

“Insurance Policies” means policies purchased from insurance companies by RenRe or any of the Account Parties or their Subsidiaries, for its own account to insure against its own liability and property loss (including without limitation casualty, liability and workers’ compensation insurance), other than Retrocession Agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Agreement” means, collectively, (i) the Amended and Restated Investment Advisory Agreement dated as of July 1, 2005, between RIHL and RUM, as amended as permitted pursuant to Section 6.8 and (ii) any sub-advisory agreement entered into by RUM in connection with such Amended and Restated Investment Advisory Agreement from time to time as entered into and thereafter amended as permitted pursuant to Section 6.8, including the Investment Manager Agreement, dated as of July 1, 2005, between RUM and BlackRock Financial Management, Inc. and the Investment Manager Agreement, dated as of May 30, 2008, between RUM and Pacific Investment Management Company LLC, in each case as amended through the Restatement Effective Date.

“Issuing Bank” means Wells Fargo and any “New Issuing Bank” appointed in accordance with Section 2.15.

“L/C Commitment” means, with respect to any Lender at any time, (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “L/C Commitments”,

(b) if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.5(d) as such Lender’s “L/C Commitment” or (c) if such Lender is a New Lender, the amount set forth on the signature page executed by such New Lender pursuant to Section 2.18, in each case, as such amount may be reduced at or prior to such time pursuant to Section 2.4.

“L/C Commitment Percentage” means, for any Lender, a fraction, expressed as a percentage, the numerator of which is such Lender’s L/C Commitment and the denominator of which is the aggregate L/C Commitments of all the Lenders.

“L/C Participation Interest” has the meaning specified in Section 2.2(d).

“L/C Related Documents” has the meaning specified in Section 2.3(a)(i).

“Lender” means each financial institution signatory hereto and each other financial institution that becomes a “Lender” hereunder pursuant to Section 9.5, and their respective successors and assigns.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to RenRe and the Administrative Agent.

“Letter of Credit Advance” has the meaning specified in Section 2.2(f).

“Letter of Credit Agreement” has the meaning specified in Section 2.2(a).

“Letter of Credit Expiration Date” means the first anniversary of the Expiration Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” at any time means the sum at such time of (a) the aggregate outstanding amount of all Letter of Credit Advances, (b) the aggregate Available Amounts of all outstanding Letters of Credit and (c) the aggregate Available Amounts of all Letters of Credit which have been requested by an Account Party to be issued hereunder but have not yet been so issued.

“Letter of Credit Outstandings” at any time means the sum at such time of (a) the aggregate outstanding amount of all Letter of Credit Advances and (b) the aggregate Available Amounts of all outstanding Letters of Credit, in each case after giving effect to any issuance or renewal of a Letter of Credit occurring on the date of determination and any other changes in the aggregate amounts under clauses (a) and (b) above as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reductions in the maximum amount available for drawings under any Letter of Credit taking effect on such date.

“Letters of Credit” has the meaning specified in Section 2.1 and shall include the Existing Letters of Credit.

“Licenses” has the meaning specified in Section 4.14.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including without limitation the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided that any lien, security interest or other charge or encumbrance (a) for taxes, assessments and governmental charges or levies not yet due and payable or (b) incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investments shall, in either case, not be considered a Lien or other encumbrance for purposes of the Credit Documents.

“Margin Stock” has the meaning specified in Regulation U or X.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or operations of any applicable Credit Party and its Subsidiaries taken as a whole, provided, however, that, so long as no violation of Section 6.1 (in the case of RenRe or DaVinci) and no Suspension Event of the type described in clause (c) of the definition thereof (in the case of any other Credit Party) shall have occurred and be continuing as a result thereof, the occurrence of losses that give rise to or result in Excess Catastrophe Losses shall not be deemed to have a Material Adverse Effect, (b) the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender under any Credit Document, (c) the enforceability of the Credit Documents or the Lien of the Security Documents on the Collateral or (d) the ability of the Credit Parties, taken as a whole, to perform in any material respect their obligations under the Credit Documents (including, in each case and without limitation, as may result from any non-monetary judgment or order for which a stay of enforcement, by reason of a pending appeal or otherwise, shall not be in effect for any period of 30 consecutive days).

“Material Insurance Company” means (a) an Insurance Company which is also a Material Subsidiary and (b) each other Account Party which is an Insurance Company.

“Material Subsidiary” means RRL and any other Subsidiary of RenRe (other than Stonington Insurance Company) which either (a) as of the end of the most recently completed Fiscal Year of the RenRe for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of RenRe and all its Subsidiaries as of the last day of such period or (b) for the most recently completed Fiscal Year of RenRe for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of RenRe and all of its Subsidiaries for such period, provided that Stonington Insurance Company and its Subsidiaries shall be excluded for purposes of determining whether Glencoe U.S. Holdings, Inc. is a Material Subsidiary.

“Mellon” means The Bank of New York Mellon.

“Minimum DaVinci Net Worth” has the meaning specified in Section 6.1(a).

“Minimum RenRe Net Worth” has the meaning specified in Section 6.1(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Asset Value” means with respect to Redeemable Preference Shares, the “Net Asset Value” of such shares as defined in and determined pursuant to the Bye-laws.

“Net Worth” means at any date with respect to any Person the sum of the consolidated shareholders’ equity of such Person and its Subsidiaries calculated in accordance with GAAP plus, without duplication, any preferred shares of such Person or any such Subsidiary issued to Persons other than an Affiliate which are not mandatorily redeemable before the Letter of Credit Expiration Date.

“New Issuing Bank” has the meaning specified in Section 2.15.

“New Lender” has the meaning specified in Section 2.18.

“Non-U.S. Lender” has the meaning specified in Section 2.8(e).

“Obligations” means all obligations of every nature of the Credit Parties from time to time owing, due or payable to any Agent, the Issuing Bank or any Lender under this Agreement or any of the other Credit Documents, whether for principal, reimbursement for payments made under Letters of Credit, interest (including, to the greatest extent permitted by law, post-petition interest), commissions, fees, expenses, indemnities or any other obligations, and whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due (including obligations of performance).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Old Issuing Bank” has the meaning specified in Section 2.15.

“Ordinary Course Litigation” has the meaning specified in Section 4.5.

“Organization Documents” means, (a) with respect to any company or corporation, the memorandum of association, the certificate or articles of incorporation, the bylaws or bye-laws (or equivalent of comparable constitutive documents with respect to any non-U.S. jurisdiction), any certificate of determination or instrument relating to the rights of preferred shareholders of such company or corporation and any shareholder rights agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 2.8.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Date” has the meaning specified in Section 2.3.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Liens” means the Liens created in favor of the Collateral Agent under the Security Documents.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which an Account Party or any ERISA Affiliate may have any liability.

“Pledge Agreements” means, collectively, the Pledge and Security Agreements made by each of the Account Parties in favor of the Collateral Agent, in substantially the form of Exhibit D, and the RIHL Pledge Agreement, as amended.

“PPM” means the Private Placement Memorandum of RIHL dated June 2009, as amended as of April 2010 and as permitted pursuant to Section 6.8.

“Primary Policies” means any insurance policies issued by an Insurance Company.

“Pro Rata” means from and to the Lenders in accordance with their respective L/C Commitment Percentages.

“Pro Rata Share” means, for any Lender, its share determined Pro Rata, in accordance with the definition of the term “Pro Rata.”

“Purchasing Lenders” as the meaning specified in Section 2.19.

“Redeemable Preference Shares” means the redeemable preference shares, $1.00 par value, issued by RIHL as described in the Bye-laws.

“Register” has the meaning specified in Section 9.5(d).

“Regulation U or X” means Regulation U or Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.3(a)(i).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby RenRe or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer, including (for purposes of this Agreement) Catastrophe Bonds.

“Rejected Amount” has the meaning specified in Section 2.19.

“Rejecting Lenders” has the meaning specified in Section 2.19.

“RenRe” has the meaning specified in the recital of parties to this Agreement.

“RenRe Agreement” means the Second Amended and Restated Undertaking and Agreement, dated as of the Restatement Effective Date, made by RenRe and RUM in favor of the Administrative Agent and the Lenders, as amended, modified or supplemented from time to time.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Shares” has the meaning specified in the Bye-laws.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) aggregate principal amount of the Letter of Credit Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders having L/C Commitments constituting at least a majority in interest of the aggregate of the L/C Commitments; provided, however, that if any Lender shall be an Affected Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the interest of such Lender in Letter of Credit

Advances outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused L/C Commitment of such Lender at such time.

“Requirements of Law” for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the Chairman, Managing Director, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of RenRe, RIHL or an Account Party, as applicable.

“Restatement Effective Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Company cedes to another insurer all or part of such Insurance Company’s liability.

“RIHL” has the meaning specified in the preliminary statements to this Agreement.

“RIHL Agreement” means the Second Amended and Restated Undertaking and Agreement, dated as of the Restatement Effective Date, made by RIHL in favor of the Administrative Agent and the Lenders.

“RIHL Control Agreements” means (i) the First Amended and Restated RIHL Control Agreement among Mellon, the Collateral Agent and RIHL, dated as of September 30, 2009, (ii) the RIHL Control Agreement (Account No. RREF 9100002) among Mellon, the Collateral Agent and RIHL, dated as of February 16, 2010, (iii) the RIHL Control Agreement (Account No. RREF 9200002) among Mellon, the Collateral Agent and RIHL, dated as of February 16, 2010 and (iv) the RIHL Control Agreement (Account No. RREF 9300002) among Mellon, the Collateral Agent and RIHL, dated as of February 16, 2010.

“RIHL Custodial Agreement” means the Amended and Restated Custody Agreement, dated as of September 30, 2009, between RIHL and Mellon.

“RIHL Guaranty” has the meaning specified in Section 2.16(a).

“RIHL Pledge Agreement” means the Pledge and Security Agreement, dated as of the Initial Effective Date, made by RIHL in favor of the Collateral Agent, as amended by the First Amendment to RIHL Pledge and Security Agreement, dated as of February 16, 2010.

“RRE” has the meaning specified in the recital of parties to this Agreement.

“RRL” has the meaning specified in the recital of parties to this Agreement.

“RUM” has the meaning specified in the preliminary statements to this Agreement.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/-programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means, as to each Insurance Company, the statutory accounting practices prescribed or permitted by the Insurance Code of such Insurance Company’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security Documents” means, collectively, (i) the Pledge Agreements and all other security agreements, pledge agreements, charges and mortgages at any time creating or evidencing the Liens securing the Obligations, (ii) the Control Agreements and all other control agreements and similar agreements pursuant to which a Lien on a Custodial Account (and on the contents thereof) or other Collateral securing the Obligations is perfected in favor of the Collateral Agent, and (iii) the RIHL Agreement, the RIHL Pledge Agreement and the RIHL Control Agreements, in each case, as amended.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including without limitation contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that neither DaVinciRe Holdings Ltd. (so long as its only material asset is the shares of DaVinci) nor DaVinci shall be deemed to be a Subsidiary of RenRe.

“Substitution Event” means, with respect to an Account Party, any of the following events: (a) in the case of an Account Party which as of the Restatement Effective Date has or thereafter obtains a rating from A.M. Best, failure of such Account Party to maintain such rating at A- or better, (b) in the case of DaVinci, a Change of Control shall occur, (c) RIHL shall cease to have a credit rating from S&P of AA- or better, (d) the Net Worth of such Account Party shall be less than the “Substitution Event Net Worth Threshold” for such Account Party as set forth in Schedule III for any period of 30 consecutive days, (e) RIHL shall suspend making Net Asset Value determinations with respect to the Redeemable Preference Shares or shall change the basis on which Net Asset Value is determined without the prior written consent of the Administrative Agent (provided that the foregoing shall not permit an amendment of the Bye-laws other than as permitted pursuant to Section 6.8, and the Administrative Agent hereby agrees to give the Lenders prompt notice of any such consent that would materially affect Net Asset Value determinations), (f) any holder of a Relevant Security Interest (as defined in the Bye-laws) shall redeem more than $20,000,000 of Redeemable Preference Shares in one or more redemption transactions in any 30-day period, (g) the aggregate Unencumbered or Excess Redeemable Preference Shares (whether held by an Account Party or any other Person) shall have a Net Asset Value that is less than 15% of the aggregate Net Asset Value of all of the outstanding Redeemable Preference Shares, (h) such Account Party fails to maintain at all times ownership of Unencumbered or Excess Redeemable Preference Shares having an aggregate Net Asset Value of not less than 15% of the outstanding Redeemable Preference Shares pledged by such Account Party pursuant to the Security Documents (less the amount allocated to such Account Party of any amount deposited into a Cash Collateral Account pursuant to Section 2.14(a)(iii), (i) any violation of the redemption restrictions for unencumbered Redeemable Preference Shares set forth in Exhibit A to the RIHL Agreement or (j) a Default shall have occurred and be continuing under Section 7.1(e) or, with respect to such Account Party, Section 7.2(f).

“Suspension Event” means, with respect to an Account Party, any of the following events: (a) the Collateral Value of such Account Party’s Collateral shall be less than 95% of the Letter of Credit Outstandings of such Account Party at any time, (b) the Collateral Value of such Account Party’s Collateral shall be less than 100%, but greater than or equal to 95% of the Letter of Credit Outstandings of such Account Party for more than 3 consecutive Business Days, (c) the Net Worth of such Account Party shall be less than the “Suspension Event Net Worth Threshold” for such Account Party as set forth in Schedule III, (d) any development or change shall have occurred after December 31, 2009 that has had or could reasonably be expected to have a Material Adverse Effect with respect to RIHL or such Account Party or (e) with respect to DaVinci only, any of the events set forth in Section 7.1(f) shall have occurred and be continuing.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates; provided that for purposes of clause (e) of the definition of the term “Debt”, the term “Swap Contract” shall not include any Retrocession Agreement or Catastrophe Bond or Industry Loss Warranty.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Tangible Net Worth” means at any date with respect to a Person, the Net Worth of such Person determined as of such date in accordance with GAAP, minus, to the extent included as assets in the determination of Net Worth, any goodwill, patents, trademarks, copyrights, franchises, licenses, capitalized interest, debt discount and expense, amounts due from officers and directors, shareholders and Affiliates of such Person and any other items which would be treated as intangibles under GAAP.

“Taxes” has the meaning specified in Section 2.8(a).

“Termination Date” means the first date on which all of the following shall have occurred: (i) the termination of all L/C Commitments and L/C Participation Interests, (ii) the termination or expiration of all Letters of Credit and (iii) the payment in full of all principal and interest with respect to Letter of Credit Advances together with all other amounts then due and owing under the Credit Documents.

“Total Commitment” means at any time the lesser of (a) $1,000,000,000 (or such lesser amount as reduced pursuant to Section 2.4 or greater amount as increased pursuant to Section 2.18) and (b) the aggregate amount of the L/C Commitments then in effect.

“Unencumbered or Excess Redeemable Preference Shares” means Redeemable Preference Shares that are either (i) unencumbered by any Liens or, (ii) with respect to Redeemable Preference Shares owned by any Account Party, (x) encumbered only by the Liens created in favor of the Collateral Agent under the Security Documents and (y) the Net Asset Value of which need not be taken into account for the Collateral Value of the Collateral of such Account Party to equal 100% of the Letter of Credit Outstandings of such Account Party.

“Uniform Commercial Code” has the meaning specified in the Pledge Agreements or the Control Agreements, as applicable.

“Unused L/C Commitment” means, with respect to any Lender at any time, (a) such Lender’s L/C Commitment at such time minus (b) such Lender’s Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit hereunder (including without limitation all Existing Letters of Credit) and (ii) the aggregate principal amount of all Letter of Credit Advances outstanding at such time (whether held by the Issuing Bank or the Lenders).

“U.S. Government Securities” means securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” has the meaning specified in the recital of parties to this Agreement.

Section 1.2 Computation of Time Periods; Other Definitional Provisions.

(a) In this Agreement and the other Credit Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require; provided, however, that for purposes of calculating the financial covenants, the financial statements required under Section 5.1(a) shall be adjusted so that DaVinciRe Holdings Ltd. and DaVinci Reinsurance Ltd. shall be accounted for under the equity method rather than consolidated as Subsidiaries. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.

ARTICLE II

AMOUNTS AND TERMS OF THE LETTERS OF CREDIT

Section 2.1 The Letters of Credit. Subject to and upon the terms and conditions herein set forth, so long as no Suspension Event, Default or Event of Default has occurred and is continuing with respect to the Applicable Account Party, the Issuing Bank will, at any time and from time to time on and after the Restatement Effective Date and prior to the seventh day prior to the Expiration Date, and upon request on behalf of the Applicable Account Party in accordance with the provisions of Section 2.2(a), issue for the account of such Account Party one or more irrevocable standby letters of credit in a form customarily used or otherwise approved by the Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”, it being understood that all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and a “Letter of Credit” hereunder, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof). Notwithstanding the foregoing:

(a) The Issuing Bank shall not issue, and no Credit Party will request the issuance of, any Letter of Credit hereunder if at the time of issuance of such Letter of Credit and after giving effect thereto, either (i) the aggregate Letter of Credit Exposure would exceed the lesser of (x) the Total Commitment and (y) the aggregate Collateral Value, (ii) the total Letter of Credit Exposure with respect to the Applicable Account Party would exceed the Collateral Value of the Collateral of such Account Party, (iii) any Lender’s Pro Rata Share of the Available Amount of such Letter of Credit would exceed such Lender’s Unused L/C Commitment, (iv) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance; provided, however, that a Letter of Credit may, if requested on behalf of the Applicable Account Party, provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less unless and until the Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit, (v) such Letter of Credit is to be denominated in a currency other than U.S. dollars, or (vi) the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date.

(b) The Issuing Bank shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirements of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Bank as of the Restatement Effective Date and that the Issuing Bank in good faith deems material to it, (ii) the Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 3.1 (if applicable) or Section 3.2 are not then satisfied (or have not been waived in writing as required herein) or (iii) such Letter of Credit shall be payable upon presentation of other than sight drafts or certificates.

(c) The Issuing Bank shall have no obligation to issue any letter of credit which is unsatisfactory in form, substance or beneficiary to the Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice.

Section 2.2 Issuance, Renewals, Drawings, Participations and Reimbursement.

(a) Request for Issuance. RenRe, on behalf of an Applicable Account Party, may from time to time request, upon at least three (3) Business Days’ notice (given not later than 11:00 A.M. Charlotte, North Carolina time on the last day permitted therefor), the Issuing Bank to issue or renew (other than any automatic renewal thereof) a Letter of Credit by:

(i) delivering to the Issuing Bank, with a copy to the Administrative Agent, either (x) a written request to such effect or (y) a request made in electronic form through the Issuing Bank’s remote access system and in accordance with the terms and conditions (including any written agreements between the Issuing Bank and RenRe or the Applicable Account Party) applicable thereto, in each case specifying the date on which such Letter of Credit is to be issued or renewed (which shall be a Business Day), the expiration date thereof, the Available Amount thereof, the name and address of the beneficiary thereof and the requested form thereof, and in each case with a copy of such request (or, in the case of clause (y) above, a written or electronic summary thereof) to the Administrative Agent; and

(ii) in the case of the issuance of a Letter of Credit, delivering to the Issuing Bank a completed agreement and application with respect to such Letter of Credit as the Issuing Bank may specify for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”), together with such other certificates, documents and other papers or information as are specified in such Letter of Credit Agreement or as may be required pursuant to the Issuing Bank’s customary practices for the issuance of letters of credit (including requirements relating to requests made through the Issuing Bank’s remote access system).

The Administrative Agent shall, promptly upon receiving a copy of the notice referred to in clause (i) above, notify the Lenders of such proposed Letter of Credit or such proposed renewal of a Letter of Credit, and shall determine, as of 11:00 A.M. Charlotte, North Carolina time on the Business Day immediately preceding the proposed date of issuance, whether such proposed Letter of Credit complies with the conditions set forth in Section 2.1 hereof. If such conditions set forth in Section 2.1 are not satisfied or if the Required Lenders have given notice to the Administrative Agent to cease issuing or renewing Letters of Credit as contemplated by this Agreement, the Administrative Agent shall immediately notify the Issuing Bank (in writing or by telephone immediately confirmed in writing) that the Issuing Bank is not authorized to issue or renew, as the case may be, such Letter of Credit. If the Issuing Bank issues or renews a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as RenRe, on behalf of the Applicable Account Party, shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent. The Issuing Bank may issue Letters of Credit through any of its branches or Affiliates (whether domestic or foreign) that issue letters of credit, and RenRe and each Account Party authorizes and directs the Issuing Bank to select the branch or Affiliate that will issue or process any Letter of Credit.

(b) Request for Extension or Increase. RenRe, on behalf of an Account Party, may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit issued for the Account Party’s account or increase (or, with the consent of the beneficiary, decrease) the Available Amount of such Letter of Credit. Such extension or increase shall for all purposes hereunder (including for purposes of Section 2.1 and Section 2.2(a)) be treated as though such Account Party had requested issuance of a new or replacement Letter of Credit (except only that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

(c) Limitations on Issuance, Extension, Renewal and Amendment. As between the Issuing Bank, on the one hand, and the Agents and the Lenders, on the other hand, the Issuing Bank shall be justified and fully protected in issuing or renewing a Letter of Credit unless it shall have received notice from the Administrative Agent as provided in Section 2.2(a) hereof that it is not authorized to do so, notwithstanding any subsequent notices to the Issuing Bank, any knowledge of a Suspension Event or a Default or Event of Default, any knowledge of failure of any condition specified in Article III to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatsoever. The Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Agreements without the consent of, and without liability to, any Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date of, or increases the Available Amount of or the amount available to be drawn on, an outstanding Letter of Credit (other than an Evergreen Letter of Credit) shall be subject to Section 2.1 and Article III. With respect to each Letter of Credit that provides by its terms for automatic renewal (an “Evergreen Letter of Credit”), the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days prior to the date specified in such Letter of Credit for delivery of a notice of non-extension (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or RenRe that one or more of the applicable conditions specified in Article III is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d) Letter of Credit Participation Interests. Concurrently with the issuance of each Letter of Credit and without any further action by any party to this Agreement, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each Lender, and each Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender’s Pro Rata Share, in all of the Issuing Bank’s rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Agreement, each drawing made thereunder, all obligations of the Applicable Account Party under the Credit Documents with respect to such Letter of Credit, and all Collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as an “L/C Participation Interest”); provided, however, that the fees and charges relating to Letters of Credit described in Section 2.5(c)(ii) shall be payable directly to the Issuing Bank as provided therein, and the Lenders shall have no right to receive any portion thereof. Each Lender irrevocably and unconditionally accepts and agrees to the terms set forth in the immediately preceding sentence. Upon any change in the Commitments of any of the Lenders pursuant to Section 9.5 or otherwise, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new L/C Commitment Percentages of the Lenders. On the date that any New Lender becomes a party to this Agreement or an existing Lender increases its L/C Commitment, in each case in accordance with Section 2.18, L/C Participation Interests in all outstanding Letters of Credit held by each of the Lenders (including any New Lender) shall automatically be reallocated to reflect the Lenders’ L/C Commitment Percentages at such time. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit, its obligation to make the payments specified in Section 2.2(e), and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever as more particularly set forth in Section 2.3(a)(ii). The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder. On the Restatement Effective Date (i) each outstanding Letter of Credit will continue in full force and effect as a Letter of Credit issued under this Agreement and (ii) the L/C Participation Interests shall automatically be reallocated to reflect the Lenders’ L/C Commitment Percentages at such time.

(e) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full on the date of such payment in accordance with Section 2.3(a), the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent’s close of business on the date such notice is given (if notice is given by 2:00 P.M. Charlotte, North Carolina time) or 10:00 A.M. Charlotte, North Carolina time the following day (if notice is given after 2:00 P.M. Charlotte, North Carolina time or in the case of any Lender whose Lending Office is located outside of the United States), each Lender will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank. Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank’s own account, for each day from and including the date such payment is due from such Lender to the Issuing Bank to but not including the date of repayment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from and including the date of payment by the Issuing Bank to and including the date such payment is due from such Lender equal to the Federal Funds Rate and (ii) thereafter equal to the rate of interest payable by the Applicable Account Party under Section 2.3(a)(i). For the avoidance of doubt, it is understood and agreed by the Lenders that Letters of Credit issued prior to the Expiration Date may, by their terms, remain outstanding after the Expiration Date and that the obligations of the Lenders to make payments under this Section 2.2(e) shall continue from and after the Expiration Date until the expiration or termination of all Letters of Credit, subject to and in accordance with the terms hereof.

(f) Letter of Credit Advances. The term “Letter of Credit Advance” is used in this Agreement in accordance with the meanings set forth in this Section 2.2(f). The making of any payment by the Issuing Bank under a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance by the Issuing Bank in the amount of such payment. The making of any payment by a Lender for the account of the Issuing Bank under Section 2.2(e) on account of an unreimbursed drawing on a Letter of Credit is also sometimes referred to herein as the making of a Letter of Credit Advance to the Applicable Account Party by such Lender. The making of such a Letter of Credit Advance by a Lender with respect to an unreimbursed drawing on a Letter of Credit shall reduce, by a like amount, the outstanding Letter of Credit Advance of the Issuing Bank with respect to such unreimbursed drawing. No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the applicable Account Party to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(g) Letter of Credit Reports. The Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance or renewal of a Letter of Credit (including the Available Amount and expiration date thereof), amendment to a Letter of Credit, cancellation of a Letter of Credit and payment on a Letter of Credit. The Administrative Agent will furnish to each Lender prior to the tenth (10th) Business Day of each calendar quarter an electronic report setting forth each Lender’s share of the average daily aggregate Available Amount of Letters of Credit outstanding during such calendar quarter and its corresponding letter of credit fee.

Section 2.3 Repayment of Letter of Credit Advances.

(a) Account Parties’ Reimbursement Obligation.

(i) Each Account Party hereby severally agrees to reimburse the Issuing Bank in immediately available funds (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7 in the amount of each payment made by the Issuing Bank under any Letter of Credit issued for such Account Party’s account (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) no later than the third succeeding Business Day (the “Due Date”) after the date such payment under such Letter of Credit is made by the Issuing Bank (the “Draw Date”), together with interest as provided below on the amount so paid by the Issuing Bank (to the extent not reimbursed prior to 1:00 P.M., Charlotte, North Carolina time, on the Draw Date) for the period from the Draw Date to the date the Reimbursement Obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the Base Rate as in effect from time to time during the period from the Draw Date to the Payment Date. If the Payment Date is after the Due Date, such interest shall be payable (x) at the Base Rate as in effect from time to time during the period from and including the Draw Date to and not including the Due Date, and (y) at the Base Rate as in effect from time to time plus 2% from and including the Due Date to and not including the Payment Date. All such interest shall also be payable on demand. The Issuing Bank will provide the Administrative Agent, RenRe and the Applicable Account Party with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Applicable Account Party’s obligations under this Section or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Bank and the Lenders which have funded their Letter of Credit Advance remaining unpaid by such Account Party their Pro Rata Shares of any such amounts received by it under this Section. Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. Each Account Party acknowledges and agrees that it has in its Control Agreement unconditionally and irrevocably authorized the Collateral Agent to instruct the Custodian to redeem Redeemable Preference Shares or obtain and apply other Collateral of such Account Party to the payment of any Reimbursement Obligation not paid in full on the Draw Date as directed by the Collateral Agent; provided that, with respect to any Reimbursement Obligation of less than $25,000,000, the Collateral Agent shall not give the instruction for such a redemption if RenRe shall have given notice to the Administrative Agent on or before the Business Day first succeeding the Draw Date that the Reimbursement Obligation will be paid in cash on or before the Due Date and thereafter such payment is made.

(ii) The obligation of each Account Party to reimburse the Issuing Bank for each drawing under any Letter of Credit issued for the account of such Account Party and to repay each Letter of Credit Advance with respect thereto, and the obligation of each Lender under Section 2.2(e) with respect thereto, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable Letter of Credit Agreement and any other applicable agreement or instrument under all circumstances, including the following:

(A) any lack of validity or enforceability of any Credit Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Account Party or any other Person in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, counterclaim, set-off, defense or other right that any Account Party or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction (including any underlying transaction between any Credit Party and the beneficiary named in any such Letter of Credit);

(D) any draft, demand, certificate or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any non-application or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Security Documents, for all or any of the obligations of any Account Party or any other Person in respect of the L/C Related Documents;

(G) the occurrence of any Substitution Event, Suspension Event, Default or Event of Default; or

(H) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Account Party or a guarantor.

(b) Rescission. If any amount received by the Issuing Bank on account of any Letter of Credit Advance, Reimbursement Obligation or other Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Lender will (except to the extent a corresponding amount received by such Lender on account of its Letter of Credit Advance relating to the same payment on a Letter of Credit has been avoided, rescinded or otherwise returned or paid over by such Lender), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

Section 2.4 Termination or Reduction of the L/C Commitments. RenRe may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the L/C Commitments; provided, however, that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) shall be made ratably among the Lenders in accordance with their L/C Commitment Percentages and (iii) shall automatically reduce the Total Commitment, as contemplated by the definition of such term.

Section 2.5 Fees.

(a) Commitment Fee. The Account Parties and RenRe jointly and severally agree to pay to the Administrative Agent for the account of each Lender a commitment fee, from the Restatement Effective Date until the Expiration Date, payable in arrears quarterly on the last Business Day of each March, June, September and December commencing June 30, 2010 and on the Expiration Date, at a rate equal to 0.125% per annum on the average daily Unused L/C Commitment of such Lender during such quarter (or shorter period); provided, however, that no commitment fee shall be payable on the L/C Commitment of a Lender to the extent and for so long as such Lender is a Defaulting Lender.

(b) Administrative Agent’s and Collateral Agent’s Fees. The Account Parties and RenRe jointly and severally agree to pay to the Administrative Agent and the Collateral Agent for their own accounts such fees as are set forth in the Fee Letter and as may from time to time be agreed between RenRe and the Administrative Agent and Collateral Agent, respectively.

(c) Letter of Credit Fees, etc.

(i) Each Account Party severally agrees to pay to the Administrative Agent, for the account of each Lender, with respect to each Letter of Credit for the account of such Account Party outstanding from time to time from the Restatement Effective Date until the termination or expiration of such Letter of Credit, a letter of credit fee payable in arrears quarterly on the last Business Day of each March, June, September and December commencing June 30, 2010, and on the termination or expiration of such Letter of Credit, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of such Letter of Credit during such quarter (or shorter period) at a rate equal to 0.55% per annum, provided, however, that except as otherwise provided in Section 2.14(a)(v), no letter of credit fee shall be payable on account of a Lender to the extent that and for so long as such Lender is a Defaulting Lender.

(ii) Each Account Party severally agrees to pay to the Issuing Bank, for its own account, the Issuing Bank’s fronting fee (as provided in the Fee Letter), customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, relating to Letters of Credit for the account of such Account Party as are from time to time in effect.

Section 2.6 Increased Costs, etc.

(a) If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or the making of Letter of Credit Advances (excluding, for purposes of this Section 2.6, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.8 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Account Parties jointly and severally agree to pay, from time to time, within five (5) days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to RenRe by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the L/C Commitments of such Lender or the participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing

Bank’s holding company with respect to capital adequacy), then from time to time the Account Parties jointly and severally will pay to such Lender or such Issuing Bank, as the case may be, within ten (10) days after demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to RenRe by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Each Lender shall promptly notify RenRe and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid any obligation by the Account Parties to pay any amount pursuant to Section 2.6(a) or (b) above or pursuant to Section 2.8(a) (and, if any Lender has given notice of any such event and thereafter such event ceases to exist, such Lender shall promptly so notify RenRe and the Administrative Agent). Without limiting the foregoing, each Lender will use reasonable efforts to designate a different Lending Office if such designation will avoid (or reduce the cost to the Account Parties of) any event described in the preceding sentence and such designation will not, in such Lender’s good faith judgment, subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(d) Notwithstanding the provisions of Section 2.6(a) or (b) or Section 2.8 (and without limiting Section 2.6(c) above), no Lender shall be entitled to compensation from the Account Parties for any amount arising prior to the date which is 90 days before the date on which such Lender notifies RenRe of such event or circumstance (except that if such event or circumstance is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof). As used in this Section 2.6 the term “Lender” includes the Issuing Bank in its capacity as such.

Section 2.7 Payments and Computations.

(a) The Account Parties (and RenRe, as applicable) shall make each payment hereunder irrespective of any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. Charlotte, North Carolina time on the day when due, in U.S. dollars, to the Administrative Agent in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Account Party is in respect of principal, interest, commitment fees or any other amount then payable hereunder to more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective amount then payable to such Lenders and (ii) if such payment by such Account Party is in respect of any amount then payable hereunder to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.5(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest on Letter of Credit Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to Wells Fargo’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be.

Section 2.8 Taxes.

(a) Any and all payments by any Credit Party hereunder or under any other Credit Document shall be made, in accordance with Section 2.7, free and clear of and without reduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including backup withholding), and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, including any interest, additions to tax or penalties applicable thereto, being herein referred to as “Taxes”). If any Credit Party or any Agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or to any Lender or any Agent, (i) the sum payable by such Credit Party shall be increased as may be necessary so that after such Credit Party and the Administrative Agent have made all required withholdings or deductions (including deductions applicable to additional sums payable under this Section 2.8), such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made, (ii) such Credit Party or Agent (as the case may be) shall make all such withholdings or deductions and (iii) such Credit Party or Agent (as the case may be) shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Credit Party shall timely pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (herein referred to as “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) Each Credit Party shall indemnify each Lender and each Agent for, and hold them harmless against, the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.8, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, except to the extent that such Taxes or Other Taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or such Lender. This indemnification payment shall be made within 10 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment.

(e) If any Lender is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a “Non-U.S. Lender”) and is entitled to an exemption from or a reduction of United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and RenRe, on or prior to the Restatement Effective Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement after the Restatement Effective Date, on the effective date thereof), at the time or times prescribed by applicable law or reasonably requested by RenRe or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit payments made to such Non-U.S. Lender to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by RenRe or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by RenRe or the Administrative Agent as will enable RenRe or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and RenRe an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement, unless an event (including without limitation any Change in Law) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and RenRe that it is not entitled to receive payments without reduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and RenRe of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

(f) The Credit Parties shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by RenRe, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.8(e) or (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to Section 2.8(e) are incorrect at the time a payment hereunder is made, other than by reason of any Change in Law having effect after the date such representations or certifications were made.

(g) The Administrative Agent, the Issuing Bank or any Lender shall comply with any reasonable request made by any Credit Party in respect of a claim of a refund in respect of Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.8 if (i) such Credit Party has agreed in writing to pay all of the Administrative Agent’s, the Issuing Bank’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent, the Issuing Bank or such Lender determines, in its good faith judgment, that it would not be unduly disadvantaged, burdened or prejudiced as a result of such claim and (iii) such Credit Party furnishes, upon request of the Administrative Agent, the Issuing Bank or such Lender, an opinion of tax counsel (such counsel to be reasonably acceptable to such Lender, the Issuing Bank or the Administrative Agent) that such Credit Party is likely to receive a refund or credit. Nothing in this Section 2.8 shall obligate the Administrative Agent, the Issuing Bank or any Lender to disclose any information regarding its tax affairs or computations to any Credit Party.

Section 2.9 Sharing of Payments, etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.5(a) or any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement) (a) on account of Obligations owing to such Lender hereunder at such time in excess of its Pro Rata Share thereof, such Lender shall forthwith purchase (for cash at face value) from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (A) the purchase price paid to such Lender to (B) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (x) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Credit Party agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of such Credit Party in the amount of such interest or participating interest, as the case may be.

Section 2.10 Use of Letters of Credit. The Letters of Credit shall be used to support the Account Parties’ insurance and reinsurance liabilities.

Section 2.11 Payments to Defaulting Lenders.

(a) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) any Credit Party shall make any payment hereunder or under any other Credit Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Credit Party to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Credit Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by such Credit Party shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lenders, in the following order of priority:

first, to the Agents for any Defaulted Amounts then owing to the Agents in their capacities as such;

second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to the Issuing Bank; and

third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by such Credit Party for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) of this Section 2.11.

(b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not then owe a Defaulted Amount and (iii) any Credit Party, any Agent or other Lender shall be required to pay or distribute any amount hereunder or under any other Credit Document to or for the account of such Defaulting Lender, then such Credit Party or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow and the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (b) shall be deposited by the Administrative Agent in an account with Wells Fargo in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (b). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Wells Fargo’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (b). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Letter of Credit Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Credit Documents to the Administrative Agent or any other Lender, as and when such Letter of Credit Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Letter of Credit Advances and amounts required to be made or paid at such time, in the following order of priority:

first, to the Agents for any amounts then due and payable by such Defaulting Lender to the Agents in their capacities as such;

second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to such Issuing Bank; and

third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders.

In the event that any Lender that is a Defaulting Lender shall cease to be a Defaulting Lender and all amounts owing by such Lender to the Agents and the other Lenders shall have been paid in full, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Credit Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

Section 2.12 Replacement of Lenders. At any time (i) any Lender has made, or notified RenRe that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.6(a) or Section 2.6(b) or Section 2.8 (but only so long as the event or circumstance giving rise to such demand or notice is continuing) or (ii) any Lender has become an Affected Lender, RenRe may replace such Lender as a party to this Agreement with one or more other Lenders and/or Eligible Assignees, and upon notice from RenRe, such Lender shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty (other than as to the absence of Liens arising by, through or under such Lender), its L/C Commitment, its Letter of Credit Advances, its obligations to fund Letter of Credit payments, its participation in, and its rights and obligations with respect to, Letters of Credit, and all of its other rights and obligations hereunder to such other Lenders and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Letter of Credit Advances so assigned, all accrued and unpaid interest thereon, such Lender’s Pro Rata Share of all accrued and unpaid fees payable pursuant to Section 2.5 and all other Obligations owed to such Lender hereunder.

Section 2.13 Certain Provisions Relating to the Issuing Bank and Letters of Credit.

(a) Letter of Credit Agreements. The representations, warranties and covenants by the Account Parties under, and the rights and remedies of the Issuing Bank under, any Letter of Credit Agreement relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Credit Parties under, and rights and remedies of the Issuing Bank and the Lenders under, this Agreement and applicable law. Each Account Party acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Agreement shall inure to the benefit of each Lender to the extent of its L/C Participation Interests and Letter of Credit Advances as fully as if such Lender was a party to such Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Agreement, this Agreement shall prevail.

(b) Certain Provisions. The Issuing Bank shall have no duties or responsibilities to any Agent or any Lender except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Lenders and the Agents under this Agreement and the other Credit Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Agent, any Lender or any other Person. None of the Issuing Bank, the Administrative Agent, any of their Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted to be taken by it under or in connection with this Agreement or any Credit Document or Letter of Credit at the request or with the approval of the Lenders or the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Related Document. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to any Agent or any Lender relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Credit Document on the part of any Credit Party, (ii) the business, operations, condition (financial or otherwise) or prospects of the Credit Parties or any other Person, or (iii) the existence of any Suspension Event, Default or Event of Default. Each Credit Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Issuing Bank, the Administrative Agent, any of their Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for (y) any of the matters described in clauses (A) through (G) of Section 2.3(a)(ii); or (z) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Applicable Account Party shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to such Account Party, to the extent of any direct, but not consequential or exemplary, damages suffered by such Account Party that such Account Party proves were caused by (a) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (b) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Bank’s gross negligence or willful misconduct, (1) the Issuing Bank’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (2) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (3) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide any Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Credit Document.

(c) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including but not limited to telephone conversations and transmissions through the Issuing Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Credit Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including without limitation in-house counsel for the Issuing Bank or in-house or other counsel for the Credit Parties), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Credit Party, any Agent or any Lender, such matter may be established by a certificate of such Credit Party, such Agent or such Lender, as the case may be, and the Issuing Bank may conclusively rely upon such certificate. The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Suspension Event, Default or Event of Default unless the Issuing Bank has received notice from a Lender, an Agent or a Credit Party referring to this Agreement, describing such Suspension Event, Default, or Event of Default and stating that such notice is a “notice of Default” or “notice of Suspension Event”.

(d) Indemnification of Issuing Bank by Lenders. Each Lender hereby agrees to reimburse and indemnify the Issuing Bank and each of its Related Parties (to the extent not reimbursed by the Credit Parties and without limitation of the obligations of the Credit Parties to do so), in accordance with its Pro Rata Share (determined at the time such indemnity is sought), from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including without limitation the reasonable fees and disbursements of counsel for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Credit Document or any Letter of Credit, any transaction from time to time contemplated hereby or thereby, or the use or proposed use of the proceeds of any Letter of Credit (including any refusal by the Issuing Bank to honor a demand for payment under any Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other indemnified Person, as finally determined by a court of competent jurisdiction by final and nonappealable judgment.

(e) Issuing Bank in its Individual Capacity. With respect to its commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Credit Document as any other Lender and may exercise the same as though it were not the Issuing Bank, and the term “Lenders” and like terms shall include the Issuing Bank in its individual capacity as such. The Issuing Bank and its affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, any Credit Party and any stockholder, subsidiary or affiliate of any Credit Party, as though the Issuing Bank were not the Issuing Bank hereunder.

Section 2.14 Affected Lenders.

(a) Upon such time as any Lender shall become an Affected Lender, then:

(i) Immediately all or any part of such Affected Lender’s Fronting Exposure shall be reallocated among the non-Affected Lenders in accordance with their respective Pro Rata Share (without giving effect to the L/C Commitment of such Affected Lender), but only to the extent that with respect to each non-Affected Lender the Letter of Credit Exposure of such non-Affected Lender (in its capacity as a Lender) outstanding at such time (after giving effect to any such reallocation) does not exceed such non-Affected Lender’s L/C Commitment, provided that each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then such Affected Lender shall be obligated to provide (in a manner reasonably satisfactory to the Issuing Bank) cash collateral to the Collateral Agent (or if such Affected Lender is unable, without regulatory approval, to provide cash collateral, a letter of credit reasonably satisfactory to the Issuing Bank) in an amount equal to such Affected Lender’s Fronting Exposure (after giving effect to any partial reallocation pursuant to clause (i) above). Any funds provided by an Affected Lender for such purpose shall be maintained in an interest bearing cash deposit account to be established and maintained by the Collateral Agent, over which the Collateral Agent shall have sole dominion and control, upon such terms as may be satisfactory to the Collateral Agent (the “Affected Lender Collateral Account”). The funds so deposited in any Affected Lender Collateral Account (or any drawing under such a letter of credit) shall be used only in accordance with the following provisions of this Section 2.14.

(iii) if the Affected Lender shall fail to provide cash collateral (or one or more letters of credit) in the full amount required pursuant to clause (ii) above, each Account Party shall, within five (5) Business Days following written notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this Section 2.14(a)(iii), pay to the Collateral Agent for the benefit of the Lenders, for deposit in a cash deposit account to be established and maintained by the Collateral Agent as more particularly set forth in Section 2.17 (each being a “Cash Collateral Account”), an amount in cash, which to the extent allowed by law shall be free and clear of all rights and claims of third parties, equal to such Affected Lender’s Fronting Exposure in respect of such Account Party (after giving effect to any partial reallocation pursuant to clause (i) above and any partial collateralization by the Affected Lender pursuant to clause (ii) above) for so long as such Affected Lender’s Fronting Exposure is outstanding; provided that (1) such cash collateral shall be counted towards the aggregate Collateral Value, (2) if at any time the Collateral Agent determines that the amount on deposit in the Cash Collateral Accounts shall be less than such Affected Lender’s Fronting Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any partial collateralization by the Affected Lender pursuant to clause (ii) above), the Collateral Agent may make demand on each Account Party to pay, and each Account Party shall, within five (5) Business Days after written notice from the Collateral Agent making such demand, pay to the Collateral Agent an amount in cash equal to such Account Party’s share of such deficiency, which funds shall be deposited in such Account Party’s Cash Collateral Account, (3) amounts held in the Cash Collateral Account will be paid as necessary from time to time to the Issuing Bank, on account of amounts owing by such

Affected Lender pursuant to Sections 2.2(e) and 2.13(d), (4) if the Account Parties are required to provide an amount of cash collateral under this clause (iii), such amount (to the extent not applied as aforesaid and provided that no Default or Event of Default shall have occurred and be continuing at such time) shall be returned to such Account Parties within three (3) Business Days after (A) an Affected Lender has been determined to no longer be an Affected Lender, (B) such Affected Lender has been replaced by another Lender pursuant to Section 2.12 or (C) there exists no Fronting Exposure with respect to such Affected Lender;

(iv) if the Pro Rata Shares of the Available Amount of outstanding Letters of Credit of the non-Affected Lenders are reallocated pursuant to Section 2.14(a)(i), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.5(c)(i) shall be adjusted in accordance with such non-Affected Lenders’ Pro Rata Shares thereof; and

(v) if any Affected Lender’s Fronting Exposure is neither collateralized nor reallocated pursuant to this Section 2.14(a), then without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the fee payable under Section 2.5(c)(i) with respect to such Affected Lender’s Fronting Exposure shall be payable to the Issuing Bank until such Affected Lender’s Fronting Exposure is collateralized and/or reallocated pursuant to this Section 2.14(a).

(b) If the Fronting Exposure of any Affected Lender is not eliminated as set forth in Section 2.14(a), then:

(i) the L/C Commitment of such Affected Lender shall be reduced by an amount equal to the outstanding Fronting Exposure of such Affected Lender;

(ii) each Account Party shall prepay all amounts owed to such Affected Lender hereunder or in connection herewith; and

(iii) if, upon the reduction of the L/C Commitment of an Affected Lender under clause (i) above and the payment under clause (ii) above, the Letter of Credit Exposure would exceed the Total Commitment by an amount in excess of the sum of the cash collateral (or the stated amount of any letter of credit) posted by such Affected Lender and the cash collateral posted by the Account Parties pursuant to Section 2.14(a), then the Account Parties will immediately eliminate such excess by causing the Available Amount of one or more Letters of Credit to be reduced.

(c) If any Affected Lender shall be required to fund its participation in a payment under a Letter of Credit pursuant to Section 2.2(e) or make a payment pursuant to Section 2.13(d), then the Collateral Agent will deliver to the Issuing Bank, and the Issuing Bank shall apply, the funds deposited in the applicable Affected Lender Collateral Account (or any drawing under such a letter of credit) to fund such participation or payment. The deposit of funds in an Affected Lender Collateral Account (or any drawing under such a letter of credit) shall not constitute a Letter of Credit Advance (and the Affected Lender shall not be entitled to interest on such funds except as provided in Section 2.14(d) unless and until (and then only to the extent that) such funds (or any drawing under such a letter of credit) are used by the Issuing Bank to fund the participation of such Affected Lender pursuant to the first sentence of this Section 2.14(c).

(d) Funds in a Affected Lender Collateral Account shall be invested in such investments as may be agreed between the Collateral Agent and the applicable Affected Lender, and the income from such investments shall be distributed to such Affected Lender from time to time (but not less often than monthly) as agreed between the Collateral Agent and such Affected Lender. The Collateral Agent will (i) from time to time, upon request by an Affected Lender, release to such Affected Lender any amount on deposit in the applicable Affected Lender Collateral Account in excess of the L/C Participation Interests of such Affected Lender (or, if applicable, not draw under any such letter of credit in excess of the L/C Participation Interests of such Affected Lender) and (ii) upon the earliest to occur of (A) the effective date of any replacement of such Affected Lender as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Affected Lender’s L/C Commitment pursuant to Section 2.14(b), or (C) the first Business Day after receipt by the Collateral Agent of evidence (reasonably satisfactory to the Collateral Agent) that such Lender is no longer an Affected Lender, release to such Lender all amounts on deposit in the applicable Affected Lender Collateral Account (or, if applicable, return such letter of credit to such Lender for cancellation).

(e) At any time there is an Affected Lender and the reallocation described in Section 2.14(a)(i) cannot be fully effected, the Issuing Bank shall have no obligation to issue, renew, extend or increase any Letter of Credit unless such Affected Lender and the Account Parties have deposited sufficient cash collateral in the Affected Lender Collateral Account and the Cash Collateral Account, respectively, or, in the case of the Affected Lender, one or more letters of credit, to cover the Fronting Exposure of such Affected Lender.

(f) In addition to the rights and remedies set forth under Sections 2.14(a) and (b), if any Lender shall become an Affected Lender, then the Issuing Bank may, by notice to such Affected Lender, the Administrative Agent and RenRe within 45 days after such occurrence, request that RenRe use reasonable efforts to replace such Affected Lender as a party to this Agreement pursuant to Section 2.12.

(g) If RenRe, the Administrative Agent, and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral) such Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the L/C Participation Interests to be held on a pro rata basis by the non-Defaulting Lenders in accordance with their L/C Commitment Percentages, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in status from a Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(h) The rights and remedies against an Affected Lender under this Section 2.14 are in addition to other rights and remedies that any Agent or any Lender may have against such Affected Lender.

Section 2.15 Downgrade Event or Other Event with Respect to the Issuing Bank. At any time the Issuing Bank is a Downgraded Lender or at such other times as the Issuing Bank and RenRe may agree, RenRe may, upon not less than three (3) Business Days’ notice to the Issuing Bank (in this Section sometimes referred to as the “Old Issuing Bank”) and the Administrative Agent, designate any Lender (so long as such Lender has agreed to such designation) as an additional Issuing Bank hereunder (in this Section sometimes referred to as the “New Issuing Bank”). Such notice shall specify the date (which shall be a Business Day) on which the New Issuing Bank is to become an additional Issuing Bank hereunder. From and after such date, all new Letters of Credit requested to be issued hereunder shall be issued by the New Issuing Bank. From and after such date (and until the first date on which no Letters of Credit issued by the Old Issuing Bank are outstanding and no reimbursement obligations are owed to the Old Issuing Bank, on which date the Old Issuing Bank shall cease to be an Issuing Bank hereunder), references in this Agreement to the Issuing Bank shall be deemed to refer (a) to the Old Issuing Bank, with respect to Letters of Credit issued by it, (b) to the New Issuing Bank, with respect to Letters of Credit issued or to be issued by it, and (c) to each of the Old Issuing Bank and the New Issuing Bank, with respect to other matters. Notwithstanding the fact that an Old Issuing Bank shall cease to be an Issuing Bank hereunder, all of the exculpatory, indemnification and similar provisions hereof in favor of the Issuing Bank shall inure to such Old Issuing Bank’s benefit as to any actions taken or omitted by it while it was an Issuing Bank under this Agreement. The Account Parties and RenRe agree that after any appointment of a New Issuing Bank hereunder, the Account Parties and RenRe shall use commercially reasonable efforts to promptly replace (or otherwise cause the applicable beneficiary to return to the Old Issuing Bank for cancellation) each letter of credit issued by the Old Issuing Bank with a Letter of Credit issued by the New Issuing Bank.

Section 2.16 Collateral.

(a) It is a condition of the issuance and maintenance of Letters of Credit hereunder that the Letter of Credit Outstandings be at all times fully secured by Collateral consisting of cash and the types of eligible marketable securities set forth on Schedule II or, so long as eligible, Redeemable Preference Shares. Pursuant to the Security Documents and as collateral security for the payment and performance of the Obligations, the Account Parties shall grant and convey, or cause to be granted and conveyed, to the Collateral Agent for its benefit and the benefit of the Lenders, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens, except for Liens in favor of the Custodian securing payment of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral. Each Account Party shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance acceptable to the Collateral Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Collateral Agent, the Administrative Agent and the Lenders of their rights and remedies hereunder and thereunder. In addition, RIHL has guaranteed certain of the Obligations under certain circumstances as provided in the RIHL Agreement (the “RIHL Guaranty”), and has agreed to secure the RIHL Guaranty pursuant to the RIHL Pledge and RIHL Control Agreements.

(b) RenRe shall deliver or cause to be delivered to the Administrative Agent (i) a certificate in the form of Exhibit F or otherwise in a form reasonably satisfactory to the Administrative Agent, setting forth with respect to each Applicable Account Party and RIHL the information provided for in such form and such other information as the Administrative Agent may reasonably request (such certificate, a “Collateral Value Report”) at the following times: (A) within ten (10) Business Days after the end of each calendar month, and (B) at and as of such other times as the Administrative Agent or the Required Lenders may reasonably request in its (or their) sole discretion, and (ii) within ten (10) Business Days after the end of each calendar month, a report generated by the Custodian, or such other Person reasonably acceptable to the Administrative Agent, providing individual security level detail in the applicable Custodial Account for the preceding month and in such form as is reasonably satisfactory to the Administrative Agent. Each such certificate shall be subject to review and verification by the Administrative Agent, it being understood and agreed that the Administrative Agent shall have the right to redetermine the Collateral Value of the Collateral in accordance with the terms and provisions of this Agreement and the Security Documents.

(c) At any time from and after the occurrence of any Substitution Event, Suspension Event, Default or Event of Default, the Collateral Agent shall have the right to redeem (through the Custodian or by exercising the proxy of the Custodian) the Redeemable Preference Shares held in the applicable Custodial Accounts for cash within three (3) Business Days or, at the election of the Collateral Agent, for marketable securities acceptable to the Collateral Agent within one (1) Business Day; provided, that if the relevant event is exclusively a Substitution Event, RIHL may elect to make such redemption in cash or in kind within the foregoing time periods. Such redemptions shall be made pursuant to the terms of the Security Documents and the Bye-laws.

(d) The Account Parties may from time to time add or substitute eligible Collateral to, or sell, deliver, transfer or otherwise withdraw Collateral from, any Custodial Account (including without limitation by trading of securities) as and to the extent permitted by the Security Documents.

Section 2.17 Cash Collateral Accounts. In addition to the requirement to deposit cash collateral pursuant to Section 2.14(a)(iii), at any time and from time to time after the occurrence and during the continuance of an Event of Default with respect to any Account Party, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require such Account Party to deposit cash collateral into its respective Cash Collateral Account in an amount equal to the aggregate Letter of Credit Exposure for such Account Party at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder). Each Account Party hereby grants to the Collateral Agent, for the benefit of the Issuing Bank, the Agents and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for such Account Party’s Obligations, and for application to such Account Party’s Obligations as and when the same shall arise. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts held by them. Other than any interest on the investment of such amounts in cash equivalent investments, which investments shall be made at the direction of the Account Party (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Collateral Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Applicable Account Party’s Cash Collateral Account, the Collateral Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Bank (and any Lenders that have funded any unreimbursed draws pursuant to Section 2.2(e)) therefor. Any amounts remaining in an Account Party’s Cash Collateral Account after the expiration of all Letters of Credit of such Account Party and reimbursement in full of the Issuing Bank and the Lenders for all of such Account Party’s Obligations thereunder shall be held by the Collateral Agent, for the benefit of the applicable Account Party, to be applied against the Obligations of such Account Party in such order and manner as the Administrative Agent may direct. If an Account Party is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Account Party within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.18 Increase of Total Commitment.

(a) Provided there exists no Suspension Event, Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), RenRe may from time to time, request an increase in the Total Commitments in increments of $10,000,000 but in no event shall (i) the aggregate of all increases effected after the Restatement Effective Date pursuant to this Section 2.18 exceed $500,000,000 and (ii) the Total Commitment exceed in the aggregate $1,500,000,000. At the time of sending such notice, RenRe (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its L/C Commitment and, if so, whether by an amount equal to, greater than, or less than its L/C Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its L/C Commitment.

(c) The Administrative Agent shall notify RenRe and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), RenRe may also invite additional Eligible Assignees to become Lenders (a “New Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) If the Total Commitments are increased in accordance with this Section 2.18, the Administrative Agent and RenRe shall determine the effective date (the “Increase Effective

Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify RenRe and the Lenders of the final allocation of such increase and the Increase Effective Date. The L/C Commitments and obligations of all Lenders party hereto prior to the Increase Effective Date shall not be affected by any increase of the Total Commitments, other than the resulting adjustment to the Pro Rata Share which each Lender has of the aggregate L/C Participation Interests.

(e) As a condition precedent to such increase, RenRe shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (with sufficient copies for each Lender) signed by an Authorized Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the satisfaction of all conditions precedent set forth in Section 3.2.

(f) This Section shall supersede any provisions in Section 9.1 to the contrary.

Section 2.19 Extension of Expiration Date. RenRe may, at its option, give the Administrative Agent and the Issuing Bank written notice (an “Extension Request”) at any time not more than 60 days, nor less than 30 days, prior to the Expiration Date in effect at such time (the “Current Expiration Date”) of the Credit Parties’ desire to extend the Expiration Date to a date which is not later than the first anniversary of the Current Expiration Date. The Administrative Agent shall promptly notify each Lender of such Extension Request, and each Lender shall endeavor to respond to such Extension Request, whether affirmatively or negatively (such determination to be in the sole discretion of such Lender and may be separately denied for any Account Party), by notice to RenRe and the Administrative Agent within 10 days of receipt of such request. A Lender that has not affirmatively responded within such 10-day period shall be deemed to have responded negatively. The Administrative Agent shall promptly notify RenRe of Lenders’ responses (or deemed responses) and the aggregate amount (the “Rejected Amount”) of the L/C Commitments of the Lenders (the “Rejecting Lenders”) that have not agreed to the Extension Request. If the Rejected Amount exceeds 50% of the Total Commitment (or if Wells Fargo shall be a Rejecting Lender), the Current Expiration Date shall not be extended. If the Rejected Amount does not exceed 50% of the Total Commitment, RenRe shall have the right, in consultation with and through the Administrative Agent, prior to the Current Expiration Date, as the case may be, to request one or more Lenders that have agreed to the requested extension (the “Accepting Lenders”) to increase their L/C Commitments by an aggregate amount not to exceed the Rejected Amount. Each Accepting Lender shall have the right, but not the obligation, to offer to increase its L/C Commitment by an amount not to exceed the amount requested by RenRe, which offer shall be made by notice from such Accepting Lender to the Administrative Agent, not later than 10 days after such Accepting Lender is notified of such request by the Administrative Agent, specifying the amount of the offered increase in such Accepting Lender’s L/C Commitment. Such increase shall be effected on the Current Expiration Date by a pro rata assignment of a Rejecting Lender’s or Rejecting Lenders’ Letter of Credit Advances and L/C Commitment pursuant to Section 9.5 (without regard to the minimum assignment amount set forth therein), which each Rejecting Lender agrees to make. If the aggregate amount of the offered increases in the L/C Commitments of all Accepting Lenders does not equal the Rejected Amount, RenRe shall have the right, prior to the Current Expiration Date, to require the Rejecting Lender or Rejecting Lenders to assign on a pro rata basis its or their Loans and L/C Commitments to one or more Eligible Assignees (the “Purchasing Lenders”) pursuant to Section 9.5, each of which Purchasing Lenders shall have a L/C Commitment not less than $5,000,000, and which Purchasing Lenders shall have aggregate L/C Commitments not greater than the Rejected Amount less any increases in the L/C Commitments of the Accepting Lenders. Such assignment shall be effected on the Current Expiration Date. Each Purchasing Lender shall be deemed to have consented to the extension of the Current Expiration Date. If there remains any Rejected Amount after giving effect to the assignments to the Accepting Lenders and the Purchasing Lenders described in this Section 2.19, on or before the Current Expiration Date, RenRe may, by notice to the Administrative Agent, elect to reduce the Total Commitment by such remaining Rejected Amount, and, if RenRe so elects, on the Current Expiration Date, the Account Parties shall cause all Obligations owing to the applicable Rejecting Lender or Rejecting Lenders to be repaid, and upon such repayment, the Total Commitment shall be reduced by the amount of such remaining Rejected Amount. If the conditions to extension set forth above have been met, then, on the Current Expiration Date, the Expiration Date shall be deemed to have been extended to, and shall be, the date specified in such Extension Request. The Administrative Agent shall promptly after any such extension advise the Lenders of any changes in the Total Commitments and the L/C Commitment Percentages. No such extension shall become effective unless, immediately upon the proposed effectiveness thereof, the aggregate Letter of Credit Exposure would be less than the Total Commitment.

Section 2.20 Effectiveness. Notwithstanding any termination of the L/C Commitments, the obligations of the Credit Parties under this Article shall remain in full force and effect until (i) the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit and (ii) the Termination Date shall have occurred.

ARTICLE III

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Restatement Effective Date. The occurrence of the Restatement Effective Date, and the obligation of the Issuing Bank to issue any Letter of Credit on the Restatement Effective Date, is subject to the satisfaction of the following conditions precedent:

(i) The Administrative Agent shall have received the following, each dated as of the Restatement Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender:

(A) Copies of the RIHL Agreement, duly completed and executed by RIHL and consented to by its shareholders.

(B) Copies of the RenRe Agreement, duly completed and executed by RenRe and RUM.

(C) A certificate of each Credit Party (other than RenRe), signed on behalf of such Credit Party by its President, a Director, or a Vice President (or equivalent officer) certifying to the continuing full force and effect, both immediately before and after the Restatement Effective Date, of each of the following agreements (to the extent such entity is a party thereto): the Pledge Agreement for each Account Party, the Control Agreement for each Account Party, the RIHL Pledge Agreement and the RIHL Control Agreements.

(D) A certificate of a director of RIHL certifying that (i) RIHL has not received any notice of any charge or other encumbrance in relation to the Redeemable Preference Shares; and (ii) that the directors will register any transfer of Redeemable Preference Shares upon any Event of Default if RIHL fails for any reason to redeem the Redeemable Preference Shares as and under required applicable provisions of its Bye-laws and the Security Documents.

(E) Certified copies of the resolutions of the Board of Directors of each Credit Party approving the transactions contemplated by the Credit Documents and each Credit Document to which it is or is to be a party.

(F) A copy of a certificate of the Registrar of Companies, Secretary of State or other appropriate official of the jurisdiction of incorporation of each Credit Party, dated reasonably near the Restatement Effective Date, certifying as to the good standing (or local equivalent) of such Credit Party to the extent such concept applies in the jurisdiction of incorporation of a Credit Party.

(G) A certificate of each Credit Party and RUM, signed on behalf of such Credit Party or RUM by its President, a Director, its Chief Financial Officer, or a Vice President (or equivalent officer) and its Secretary or any Assistant Secretary (the statements made in which certificate shall be true on and as of the Restatement Effective Date), certifying as to (1) a true and correct copy of the constitutional documents of such Credit Party or RUM as in effect on the date on which the resolutions referred to in Section 3.1(i)(E) were adopted and on the Restatement Effective Date, (2) the due incorporation and good standing or valid existence of such Credit Party or RUM as a company or corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Credit Party or RUM, (3) the truth of the representations and warranties of such Credit Party or RUM contained in the Credit Documents as though made on and as of the Restatement Effective Date, (4) compliance by the applicable Credit Parties as of the Restatement Effective Date with the financial covenants set forth in Section 6.1, (5) the absence of any event occurring and continuing, or resulting from the Restatement Effective Date, that constitutes a Substitution Event, a Suspension Event, Default or Event of Default, provided that the Secretary or Assistant Secretary need certify only as to the matters in items (1) and (2) above.

(H) A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names, incumbency and true signatures of the officers of such Credit Party authorized to sign each Credit Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(I) A favorable opinion of (1) Willkie Farr & Gallagher LLP, New York counsel for the Credit Parties, (2) Conyers Dill & Pearman Limited, Bermuda counsel for the Credit Parties (other than RRE), and (3) A&L Goodbody, Irish counsel for RRE, in each case in substantially the forms delivered in connection with the Existing Agreement and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(ii) All filings, recordations and other actions necessary or in the Administrative Agent’s opinion desirable to perfect the Collateral Agent’s liens and security interests in the Collateral shall have been made or taken, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made; and the Administrative Agent shall have received the results of lien searches with respect to RIHL and the Account Parties in jurisdictions selected by it and shall be satisfied with the results thereof. Without limiting the foregoing, the proxy from Mellon, as registered holder of the Redeemable Preference Shares constituting Collateral, authorizing the Collateral Agent to redeem such Redeemable Preference Shares at any time after the occurrence of a Substitution Event, Suspension Event, Default or Event of Default shall remain in full force and effect.

(iii) All governmental and third party consents and approvals necessary in connection with the consummation of the Credit Documents, and the other transactions contemplated thereby, including without limitation consent of the BMA to the pledge of the Redeemable Preference Shares by the Account Parties (other than RRE) and RIHL, shall have been obtained and remain in effect (with copies thereof delivered to the Administrative Agent) and shall be satisfactory in all respects to the Administrative Agent and no law or regulation shall be applicable or events have occurred which restrain the consummation of, or impose materially adverse conditions upon, the transactions under the Credit Documents.

(iv) The Administrative Agent shall have received confirmation from A.M. Best (or another rating agency mutually agreeable to the Arrangers and the Administrative Agent) of current ratings of A- or better for each of the Account Parties that is rated.

(v) The Custodial Agreements and Investment Agreement shall be in form and substance satisfactory in all respects to the Administrative Agent and a true and complete copy of each such document shall have been delivered to the Administrative Agent.

(vi) Since December 31, 2009, there shall not have occurred any event, condition or state of facts that has had, or could reasonably be expected to have, a Material Adverse Effect.

(vii) There shall not be any pending or threatened litigation, action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to any Credit Party or its subsidiaries or the transactions contemplated by the Credit Documents, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(viii) RenRe shall have paid all accrued fees of the Administrative Agent, the Arrangers and the Lenders and all accrued expenses of the Administrative Agent (including the Attorney Costs of counsel to the Administrative Agent) as provided in the Credit Documents and in the Fee Letter, in each case to the extent then due and payable.

(ix) The Administrative Agent shall have received copies of the financial statements referred to in Section 4.6(b), all in form and substance satisfactory in all respects to the Administrative Agent.

(x) The Administrative Agent shall have received a Collateral Value Report, together with account statements for each Custodial Account showing compliance with the Collateral Value requirements of the Credit Documents as of March 31, 2010, together with a report from RIHL showing the calculation of the aggregate Net Asset Value as of such date of all of the Redeemable Preference Shares.

(xi) The PPM shall have been amended to (1) prohibit investment in any asset-backed security or non-agency residential mortgage-backed security, and (2) limit investment in commercial mortgage-backed securities to 10% of the portfolio, such securities being vintage 2005 or earlier, rated no lower than AAA and with a weighted average life of less than three years.

(xii) The Administrative Agent and the Lenders shall have received such other documents, certificates, opinions and instruments as the Administrative Agent or any Lender may reasonably request.

(xiii) The Agents’ and Lenders’ satisfaction with the conditions set forth above which are stated as subject to the approval or satisfaction of the Agents and/or Lenders shall be conclusively evidenced by their execution and delivery of this Agreement.

Section 3.2 Conditions Precedent to Each Issuance, Extension or Increase of a Letter of Credit. The obligation of the Issuing Bank to issue, extend or increase a Letter of Credit (including any issuance on the Restatement Effective Date) shall be subject to the further conditions precedent that (a) on the date of such issuance, extension or increase the following statements shall be true and correct (and each such request for issuance, extension, or increase by RenRe, on behalf of the Applicable Account Party for such issuance, extension or increase shall constitute a representation and warranty by RenRe and such Account Party that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

(i) the representations and warranties contained in each Credit Document relating to RenRe, RIHL and the Applicable Account Party are correct in all material respects on and as of such date, before and after giving effect to such issuance, extension or increase, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other the date of such issuance, extension or increase, in which case as of such specific date;

(ii) no Suspension Event, Default or Event of Default has occurred and is continuing with respect to the Applicable Account Party, or would result from such issuance, extension or increase; and

(iii) if RRE or DaVinci is the Applicable Account Party, there must have been no Change of Control with respect to such Person.

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or the Issuing Bank through the Administrative Agent may reasonably request in connection with such issuance, extension or increase.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, RenRe and each Account Party individually and severally represents and warrants with respect to itself and to RIHL (RenRe or any such Account Party, in each case together with RIHL, is referred to collectively as a “Covered Credit Party”) as follows:

Section 4.1 Organization and Power.

(a) Each Covered Credit Party (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including without limitation all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Interests in the Covered Credit Party (other than RenRe) have been validly issued, are fully paid and non-assessable and are owned by the Persons shown on Schedule 4.1(a).

(b) Set forth on Schedule 4.1(b) hereto is a complete and accurate list of all Subsidiaries of each Covered Credit Party as of the Restatement Effective Date.

Section 4.2 Enforceability. This Agreement and each other Credit Document has been duly executed and delivered by each Covered Credit Party party thereto. This Agreement and each other Credit Document is the legal, valid and binding obligation of each Covered Credit Party party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against such Credit Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each other Credit Document have been validly executed and delivered by each party thereto other than such Credit Parties.

Section 4.3 No Violation. The execution, delivery and performance by each Covered Credit Party of each Credit Document to which it is or is to be a party and the consummation of the transactions contemplated by the Credit Documents, are within such Credit Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Credit Party’s constitutional documents, (ii) violate any law, rule, regulation (including without limitation Regulation U or X), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute (with notice, lapse of time or both) a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Covered Credit Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Credit Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Covered Credit Party or any of its Subsidiaries. No Covered Credit Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

Section 4.4 Consents and Approvals. Except as set forth on Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Covered Credit Party of any Credit Document to which it is or is to be a party or the other transactions contemplated by the Credit Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 4.5 Litigation and Contingent Liabilities. Except (a) as set forth (including estimates of the dollar amounts involved) in Schedule 4.5 hereto and (b) for claims (i) which are covered by Insurance Policies, coverage for which has not been denied in writing, or (ii) which relate to Primary Policies or Reinsurance Agreements issued by a Covered Credit Party (or, with respect to RenRe, its Subsidiaries), or to which such Covered Credit Party is a party, and entered into by such Covered Credit Party in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including without limitation derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of each Covered Credit Party (and, with respect to RenRe, its Subsidiaries), threatened against such Covered Credit Party (x) which would, if adversely determined, reasonably be expected to have a Material Adverse Effect, (y) which relates to any of the transactions contemplated hereby, or (z) would reasonably be expected to affect the legality, validity or enforceability of any Credit Document or the transactions contemplated by the Credit Documents, and there is no basis known to such Covered Credit Parties for any of the foregoing. Other than any liability incident to such claims, litigation or proceedings and as set forth on Schedule 4.5, each Covered Credit Party has no material Contingent Liabilities (excluding the RIHL Guaranty) not provided for or referred to in the financial statements delivered pursuant to Section 4.6(b).

Section 4.6 Financial Matters.

(a) The Annual Statement of each Material Insurance Company (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its jurisdiction of domicile (the “Department”) delivered to each Lender prior to the execution and delivery of this Agreement, as of and for the 2009 Fiscal Year (the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in compliance in all material respects with all applicable Requirements of Law when filed. The Statutory Financial Statements fairly present the financial position, the results of operations and changes in equity of each Material Insurance Company as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 4.6(a). Except for liabilities and obligations, including without limitation reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Annual Statements, each Material Insurance Company did not have, as of the respective dates of each of such financial statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each Material Insurance Company fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Material Insurance Company and all of such books of account are in the possession of such Material Insurance Company and are true, correct and complete in all material respects.

(b) The audited consolidated financial statements of RenRe and its Subsidiaries and the audited financial statements of each other Covered Credit Party for the Fiscal Year ending December 31, 2009 which have been delivered to the Lenders (i) are true and correct in all material respects, (ii) have been prepared in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures and normal year-end adjustments) and (iii) present fairly the consolidated financial condition of the subject entities at such date, the results of their operations for the periods then ended and the investments and reserves for the periods then ended.

(c) With respect to any representation and warranty which is deemed to be made after the date hereof by the Covered Credit Parties, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of such Covered Credit Party to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the consolidated financial condition of such Covered Credit Party covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments and except that footnote and schedule disclosure may be abbreviated.

(d) Except as set forth on Schedule 4.6(d), there has been no change in the business, assets, operations or financial condition of any Covered Credit Party and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2009.

Section 4.7 Custodial Agreements, Investment Agreement and PPM. Each Covered Credit Party has delivered to the Administrative Agent a true and correct copy of each Custodial Agreement and Investment Agreement to which it is a party as in effect as of the Restatement Effective Date. Each such Custodial Agreement and Investment Agreement is in full force and effect and no default or event of default by any Covered Credit Party exists thereunder. The PPM in the form attached as Exhibit G is in effect as of the Restatement Effective Date.

Section 4.8 Compliance with Laws. None of the Covered Credit Parties or any of their Subsidiaries is in violation of any Requirements of Law of any Governmental Authority (including, without limitation, with respect to Hazardous Materials), if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of each Covered Credit Party’s knowledge, no such violation has been alleged and each of the Covered Credit Parties and any of their Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

Section 4.9 Margin Stock. None of the Collateral constitutes or will constitute Margin Stock.

Section 4.10 Securities Regulation. No Covered Credit Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Letter of Credit Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Covered Credit Party, nor the consummation of the other transactions contemplated by the Credit Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

Section 4.11 Other Agreements. No Covered Credit Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

Section 4.12 Solvency. Each Covered Credit Party, individually and taken as a whole together with its Subsidiaries, is Solvent.

Section 4.13 ERISA.

(a) Each Covered Credit Party is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is being administered in compliance in all material respects with all applicable Requirements of Law, including without limitation the applicable provisions of ERISA and the Internal Revenue Code, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have in a Material Adverse Effect. No ERISA Event (i) has occurred and is continuing, or (ii) to the knowledge of each Covered Credit Party, is reasonably expected to occur with respect to any Plan or Multiemployer Plan. Each Covered Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither RenRe nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date.

(b) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Covered Credit Party or with respect to which any Subsidiary of a Covered Credit Party may have liability under applicable local law (a “Foreign Plan”), (i) each Covered Credit Party is in compliance in all material respects with the Requirements of Law applicable to such Foreign Government Scheme or Arrangement or Foreign Plan and (ii) each such Foreign Government Scheme or Arrangement or Foreign Plan is being administered by the applicable Covered Credit Party in compliance in all material respects with all applicable Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have in a Material Adverse Effect. No event that could reasonably be considered the substantive equivalent of an ERISA Event with respect to any Foreign Government Scheme or Arrangement or Foreign Plan (i) has occurred and is continuing, or (ii) to the knowledge of each Covered Credit Party, is reasonably expected to occur.

Section 4.14 Insurance Licenses. Schedule 4.14 as revised from time to time by RenRe pursuant to Section 5.1(l) lists all of the jurisdictions in which any of the Material Insurance Companies hold licenses (including without limitation licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”). Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 4.14, to the best of RenRe’s and each Covered Credit Party’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the Department. Schedule 4.14 as revised from time to time by RenRe pursuant to Section 5.1(l) indicates the line or lines of insurance which each such Material Insurance Companies is permitted to be engaged in with respect to each License therein listed. The Material Insurance Companies do not transact any insurance business, directly or indirectly, in any jurisdiction other than those enumerated on Schedule 4.14 as revised from time to time by RenRe pursuant to Section 5.1(l) hereto, where such business requires that any such Material Insurance Companies obtain any license, permit, governmental approval, consent or other authorization.

Section 4.15 Taxes. Each Covered Credit Party and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including without limitation all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (i) those that are not yet delinquent or that are disclosed on Schedule 4.15 and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (ii) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Restatement Effective Date there is no ongoing audit or, to knowledge of any Covered Credit Party, other governmental investigation of the tax liability of the Credit Parties or any of their Subsidiaries and there is no unresolved claim by a taxing authority concerning any of the Credit Parties’ or any such Subsidiary’s tax liability, for any period for which returns have been filed or were due. As used in this Section 4.15, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including without limitation excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any Governmental Authority.

Section 4.16 Full Disclosure. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Covered Credit Parties to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Covered Credit Parties to the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided. Any projections and pro forma financial information contained in such factual written information are based upon good faith estimates and assumptions believed by the Covered Credit Parties to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 4.17 OFAC; Anti-Terrorism Laws. No Covered Credit Party is a Sanctioned Person or, to its knowledge as of the Restatement Effective Date, does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

Section 4.18 Collateral Value. On the date of issuance, extension or increase of any Letter of Credit with respect to any Account Party (including any issuance on the Restatement Effective Date), both immediately before and after giving effect to such issuance, extension or increase: (i) the aggregate Letter of Credit Exposure does not exceed the aggregate Collateral

Value; (ii) the total Letter of Credit Exposure with respect to such Account Party does not exceed the Collateral Value of the Collateral of such Account Party; (iii) RIHL’s shareholders shall own Unencumbered or Excess Redeemable Preference Shares with an aggregate Net Asset Value at least equal to 15% of the aggregate Net Asset Value of all of RIHL’s Redeemable Preference Shares and (iv) such Account Party owns Unencumbered or Excess Redeemable Preference Shares having an aggregate Net Asset Value of not less than 15% of the outstanding Redeemable Preference Shares pledged by such Account Party pursuant to the Security Documents.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Account Party and RenRe severally covenants and agrees that, until the termination of all of the L/C Commitments and L/C Participation Interests, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to Letter of Credit Advances together with all other amounts then due and owing hereunder:

Section 5.1 Financial and Statements, etc. RenRe will deliver or cause to be delivered to the Administrative Agent and (except as provided below) the Lenders:

(a) GAAP Financial Statements.

(i) Within 60 days after the close of each of the first three fiscal quarters of each Fiscal Year of each Credit Party and its Subsidiaries, a copy of the unaudited consolidated balance sheets of such Credit Party and its Subsidiaries, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, for the financial statements of RenRe only, the related consolidating balance sheets and income statements for such period, in each case accompanied by the certification of the chief executive officer, chief financial officer, treasurer or controller of such Credit Party that all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal quarter and for the period then ended.

(ii) Within 120 days after the close of each Fiscal Year, a copy of the annual financial statements of each Credit Party and its Subsidiaries, consisting of audited consolidated (and, for the financial statements of RenRe only, unaudited consolidating) balance sheets and audited consolidated (and, for the financial statements of RenRe only, unaudited consolidating) statements of income, cash flows and changes in shareholders’ equity, setting forth in comparative form the consolidated figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by such Credit Party, or any other firm of independent certified public accountants of recognized national standing selected by such

Credit Party and reasonably acceptable to the Required Lenders that all such audited financial statements are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of relevant entity as at the end of such Fiscal Year and for the period then ended.

(b) Tax Returns. If requested by the Administrative Agent, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Credit Parties or any of their Subsidiaries.

(c) Collateral Value Reports. As required pursuant to Section 2.16(b) and immediately upon the occurrence of any Substitution Event, Suspension Event, Default or Event of Default, a Collateral Value Report as of the close of such month (or as of such event, as the case may be) for the Account Parties and RIHL, each accompanied by the certification of the chief executive officer, chief financial officer, treasurer or controller of RenRe that such reports are complete and correct and present fairly the matters stated therein as of such date. In addition, immediately after any Relevant Shares having an aggregate Net Asset Value in excess of $5,000,000 shall have been tendered to RIHL for redemption within any 30 day period, a report specifying the dates, amounts and parties participating in such redemption.

(d) Notice of Events, Default, etc. Promptly (and in no event more than one (1) Business Day) after an Executive Officer of any Credit Party knows or has reason to know of the existence of any Substitution Event, Suspension Event, Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic notice to the Administrative Agent specifying the nature of such Substitution Event, Suspension Event, Default, Event of Default, development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days to the Administrative Agent and the Lenders.

(e) Other Information. The following certificates and other information related to the Credit Parties:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Material Insurance Companies relating to the insurance business of the Material Insurance Companies (when, and if, prepared); provided, the Credit Parties shall only be required to deliver any interim report hereunder at such time as any Credit Party has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than ordinary course requalifications, approvals for dividends and capital contributions, nonmaterial tax and insurance rate and other ministerial regulatory filings) with Governmental Authorities by the Credit Parties or any Material Subsidiary not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between RenRe or such Material Subsidiary and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of any Material Insurance Company by any Governmental Authority or of receipt of notice from any Governmental Authority notifying any Credit Party or any Material Insurance Company of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits any Credit Party or any Material Insurance Company to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of such Credit Party or any Material Insurance Subsidiary to conduct its business.

(iv) Within five (5) Business Days of such notice, notice by any Credit Party or any Material Subsidiary from any Governmental Authority (y) asserting any failure by such Credit Party or Material Subsidiary to be in compliance with applicable Requirements of Law or that threatens the taking of any action against such Credit Party or Material Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect or (z) of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of any Credit Party or any Material Subsidiary.

(v) Without limiting any notice that otherwise may be required pursuant to Section 5.1(d), within five (5) Business Days of receipt, a copy of any change, confirmation, renewal or other material report by S&P (or other then-applicable rating agency) with respect to RIHL.

(vi) Promptly, notice of any actual or, to the best of the Credit Parties’ knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of any Material Insurance Company.

(vii) Promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

(f) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Section 5.1(a), for each fiscal quarter and Fiscal Year of the Credit Parties, and at any other time no later than thirty (30) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, treasurer or controller of RenRe, containing, among other things, a computation of, and showing compliance with, each of the applicable financial ratios and restrictions contained in Section 6.1, and to the effect that, to the best of such officer’s knowledge, as of such date no Default or Event of Default has occurred and is continuing.

(g) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof copies of (i) each filing and report made by any Credit Party or any Material Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and (ii) each communication from RenRe to shareholders generally.

(h) Notice of Litigation and Other Matters. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Credit Parties with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan or Foreign Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by any Credit Party or Material Subsidiary of any material liability (other than a liability for contributions or premiums), fine or penalty, (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(i) Insurance Reports. Within five (5) Business Days of receipt of such notice by Credit Parties or the Material Subsidiaries, written notice of any cancellation or material adverse change in any material Insurance Policy carried by any such party.

(j) List of Directors and Officers and Amendments. Concurrently with the delivery of the financial statements required pursuant to Section 5.1(a), (x) a list of the Executive Officers and Directors of the Credit Parties and (y) copies of any amendments to the Organization Documents, Investment Agreement or PPM to the extent such information is not included in the information otherwise provided pursuant to Section 5.1 and to the extent such information has changed since the last delivery pursuant to this Section.

(k) New Subsidiaries. Promptly (i) upon formation or acquisition of any Subsidiary of any Credit Party with an initial capitalization of $1,000,000 or more and (ii) after the capital of a previously unreported Subsidiary is increased to $1,000,000 or more, written notice of the name, purpose and capitalization of such Subsidiary and whether such Subsidiary is a Material Subsidiary or a Material Insurance Company.

(l) Updated Schedules. From time to time, and in any event concurrently with delivery of the financial statements under Section 5.1(a), revised Schedule 4.14, if applicable, showing changes from such Schedule previously delivered.

(m) Management Letters. Promptly upon receipt thereof, copies of any “management letter” submitted to any Credit Party or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Credit Party or any such Subsidiary in respect thereof.

(n) Other Information. From time to time such other information concerning the Credit Parties or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2 Existence; Franchises; Maintenance of Properties. Each Credit Party will, and will cause each of its Material Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise pursuant to the Credit Documents and (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect.

Section 5.3 Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

Section 5.4 Payment of Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Credit Parties or any of their Subsidiaries; provided, however, that no Credit Party or any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Credit Party or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

Section 5.5 Insurance. Each Credit Party (other than RIHL) will, and will cause each of its Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Credit Party or such Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Credit Parties).

Section 5.6 Maintenance of Books and Records; Inspection. Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it (including SAP, with respect to any Material Insurance Company), and (ii) permit employees or agents of the Administrative Agent, Collateral Agent or Issuing Bank to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the applicable Credit Party, the independent public accountants of such Credit Party and its Subsidiaries (and by this provision the RenRe and the Account Parties authorize such accountants to discuss the finances and affairs of the Credit Parties and their Subsidiaries), all at such times and from time to time, upon reasonable notice and at such reasonable times during normal business hours, as may be reasonably requested.

Section 5.7 Collateral, Further Assurances. Each Credit Party will, and will cause each of its Subsidiaries to, (i) comply with the provisions of the Credit Documents regarding any new, substituted or additional Collateral and (ii) make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VI

FINANCIAL AND NEGATIVE COVENANTS

Each Account Party and RenRe severally covenants and agrees that, until the termination of all of the L/C Commitments and L/C Participation Interests, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to Letter of Credit Advances together with all other amounts then due and owing hereunder:

Section 6.1 Minimum Net Worth.

(a) RenRe shall maintain at all times RenRe Net Worth in an amount not less than the “Minimum RenRe Net Worth”, which is initially defined as of the Restatement Effective Date as $1,750,000,000. On the date that financial statements of RenRe are delivered pursuant to Section 5.1(a)(ii) and effective as of the date of such financial statements, the Minimum RenRe Net Worth will be recalculated to be the greater of (x) the required Minimum RenRe Net Worth in effect immediately prior to such Fiscal Year end and (y) 50% of RenRe Net Worth as of such Fiscal Year end.

(b) DaVinci shall maintain at all times DaVinci Net Worth in an amount not less than the “Minimum DaVinci Net Worth”, which is initially defined as of the Restatement Effective Date as $650,000,000. On the date that financial statements of DaVinci are delivered pursuant to Section 5.1(a)(ii) and effective as of the date of such financial statements, the Minimum DaVinci Net Worth will be recalculated to be the greater of (x) the required Minimum DaVinci Net Worth in effect immediately prior to such Fiscal Year end and (y) 50% of DaVinci Net Worth as of such Fiscal Year end.

Section 6.2 Change in Nature of Business. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, make any material change in the nature of their business and that of their Subsidiaries as carried on at the date hereof other than reasonable extensions thereof and other businesses that are complementary or reasonably related thereto. Without limiting the foregoing, the Credit Parties will not, and will not permit or cause any of their Subsidiaries to (a) acquire or maintain ownership of any material real property or (b) use, handle, transport, treat, store, dispose of, release or discharge Hazardous Materials in any material amounts or in material violation of any Requirements of Law.

Section 6.3 Mergers, Consolidations and Sales. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, (a) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets of or Equity Interests in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (b)(ii) of this Section 6.3 or the acquisition of shares of a Subsidiary held by minority shareholders), or (b) sell, transfer, convey or lease all or any substantial part of its assets other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of any wholly owned Subsidiary into, with or to any other wholly owned Subsidiary or RenRe, (ii) purchases or acquisitions which comply with Section 6.2 provided (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the purchase price for any single purchase or acquisition does not exceed 50% of Tangible Net Worth of RenRe as of the date of such purchase or acquisition and (z) the aggregate purchase price of all purchases and acquisitions after the Restatement Effective Date does not exceed 100% of Tangible Net Worth of RenRe as of the Restatement Effective Date and (iii) sales of assets and Equity Interests of Subsidiaries that are not Material Subsidiaries, provided no Default or Event of Default has occurred and is continuing.

Section 6.4 Investments. The Account Parties will not, and will not permit or cause any of their Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Equity Interests, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, other than (a) Equity Interests of Subsidiaries in existence on the Restatement Effective Date and Equity Interests permitted under Section 6.3, (b) acquisitions of assets permitted under Section 6.3, (c) Redeemable Preference Shares, and (d) other investments made and held as permitted by the applicable Insurance Codes or other law. At any time that (x) the Net Worth of an Account Party is less than the “Substitution Event Net Worth Threshold” for such Account Party as set forth in Schedule III and (y) a Substitution Event has not yet occurred with respect to such Net Worth condition, such Account Party shall not make or permit to be made any redemption of the Redeemable Preference Shares held by or for the benefit of such Account Party without the prior written consent of the Administrative Agent.

Section 6.5 Regulations U and X. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, hold margin stock (as such term is defined in Regulation U or X) having a value in excess of 20% of the value of the assets of RenRe and its Subsidiaries taken as a whole.

Section 6.6 Other Agreements. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance of their obligations under the Credit Documents or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

Section 6.7 Transactions with Affiliates. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, enter into, or cause, suffer or permit to exist, directly or indirectly, any material (whether individually or in the aggregate) arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that there shall be excluded from the foregoing restrictions (a) transactions between or among any of a Credit Party, Top Layer Reinsurance Ltd. and any wholly-owned Subsidiary of such Credit Party or between any wholly-owned Subsidiaries of any Credit Party and (b) transactions expressly contemplated by written contracts between (i) RenRe or any wholly owned Subsidiary of RenRe, on the one hand, and any non–wholly owned Subsidiary or Affiliate of RenRe on the other hand or (ii) any non–wholly owned Subsidiary of RenRe and any Affiliate of RenRe; provided the aggregate net amount paid by RenRe and its Subsidiaries thereunder does not exceed $30,000,000 in any Fiscal Year.

Section 6.8 No Amendment of Certain Documents. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, enter into or permit to exist any amendment, modification or waiver of the Bye-laws, the Investment Agreement, the PPM or the Custodial Agreements as in effect on the Restatement Effective Date without delivering reasonable prior written notice of such amendment, modification or waiver to the Administrative Agent and either (i) obtaining the prior written consent of the Administrative Agent or, (ii) if the Administrative Agent determines in its sole discretion that such amendment, modification or waiver would be adverse in any material respect to the interests of the Lenders, obtaining the prior written consent of the Required Lenders.

Section 6.9 Accounting Changes. The Credit Parties will not, and will not permit or cause any of their Subsidiaries to, (a) make or permit any material change in their accounting policies or reporting practices, except as may be required by GAAP or SAP or (b) change the ending date of the fiscal year to a date other than December 31.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Full Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default with respect to RenRe and each Account Party; provided that any of the events in Section 7.1(f), shall not constitute an Event of Default with respect to DaVinci:

(a) RIHL shall fail to observe, perform or comply with any condition, covenant or agreement contained in Section 2(h), Section 3 or Section 4 of the RIHL Agreement; or

(b) RenRe or RUM shall fail to observe, perform or comply with any condition, covenant or agreement contained in Section 1.02(a) or Section 1.02(b) of the RenRe Agreement; or

(c) RenRe or RIHL shall fail to observe, perform or comply with any other condition, covenant or agreement contained in this Agreement or any of the other Credit Documents to which it is a party and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of RenRe acquires knowledge thereof and (ii) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to RenRe; or

(d) Any representation or warranty made or deemed made by or on behalf of RenRe or RIHL in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished by or on behalf of RenRe or RIHL in connection herewith or therewith shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished; or

(e) RenRe or RIHL shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against RenRe or RIHL seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, rehabilitation, conservation, supervision, dissolution, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or RenRe or RIHL shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(f) RenRe shall (i) fail to pay when due and the continuance of such default after any applicable grace period (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Debt (other than the Debt incurred pursuant to this Agreement) or Contingent Liability having an aggregate principal amount of at least $50,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Debt or Contingent Liability, or any other event shall occur or condition exist in respect thereof, if such failure, event or condition shall continue after any applicable grace period and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Debt or Contingent Liability (or a trustee or agent on its or their behalf) to cause, such Debt or Contingent Liability to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(g) any judgment or order for the payment of money in excess of $75,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against RenRe or RIHL and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any provision of any Credit Document to which RenRe or RIHL is a party shall for any reason cease to be valid and binding on or enforceable against RenRe or RIHL, as applicable, or RenRe or RIHL, as applicable, shall so state in writing; or

(i) RIHL’s Pledge Agreement and Control Agreements shall for any reason (other than pursuant to the terms thereof) cease to create in favor of the Collateral Agent a valid and perfected first priority Lien on and security interest in the Collateral of RIHL purported to be covered thereby; or the Collateral Agent shall cease for any reason to hold a perfected first priority Lien on and security interest in the Collateral of RIHL required to be subjected to the Lien of RIHL’s Pledge Agreement; or

(j) any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan of RenRe and, as a result thereof, together with all other ERISA Events then existing, RenRe and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $75,000,000; or

(k) a Change of Control shall occur with respect to RenRe or RenRe shall cease to directly own all of the Equity Interests in RIHL other than the Redeemable Preference Shares.

Section 7.2 Account Party Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default only with respect to the Account Party to which the event shall apply, provided that the occurrence of any one or more of the following events with respect to any Material Subsidiary shall constitute an Event of Default with respect to all Account Parties which are Material Subsidiaries:

(a) (i) such Account Party shall fail to pay any Reimbursement Obligation (including accrued interest thereon) on the Due Date therefor or (ii) such Account Party shall fail to pay any commission, fee or other payment under any Credit Document, in each case under this clause (ii) within five (5) Business Days after the same becomes due and payable; or

(b) such Account Party shall fail to maintain at any time Collateral in which the Collateral Agent shall have a perfected first priority Lien and having a Collateral Value not less than the Letter of Credit Outstandings of such Account Party, provided that if such Collateral Value is not less than 95% of the Letter of Credit Outstandings, such deficiency shall continue unremedied for a period of three (3) Business Days;

(c) (i) such Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.10, Section 5.1(d) or Article VI, (ii) such Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.16(b)(i)(A) and such failure shall continue unremedied for a period of three (3) days after the earlier of (A) the date on which a Responsible Officer of such Account Party acquires knowledge thereof and (B) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Account Party, (iii) such Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.16(b)(i)(B) and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (A) the date on which a Responsible Officer of such Account Party acquires knowledge thereof and (B) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Account Party, or (iv) while a Substitution Event or a Suspension Event exists with respect to an Account Party, the Account Party or RIHL shall fail to perform or observe any term, covenant or agreement in the Security Documents or the Bye-laws pertaining to the redemption of the Redeemable Preference Shares or other Collateral substitution matters; or

(d) such Account Party shall fail to observe, perform or comply with any other condition, covenant or agreement contained in this Agreement or any of the other Credit Documents to which it is a party and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Account Party or RenRe; or

(e) any representation or warranty made or deemed made by or on behalf of such Account Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished by or on behalf of such Account Party in connection herewith or therewith shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished; or

(f) such Account Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Account Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, rehabilitation, conservation, supervision, dissolution, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or such Account Party shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(g) In the case of RRL, Glencoe or DaVinci, any such Account Party shall (i) fail to pay when due and continuance of such default after any applicable grace period (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any of its Debt (other than the Debt incurred pursuant to this Agreement) or Contingent Liabilities having an aggregate principal amount of at least $50,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Debt or Contingent Liability, or any other event shall occur or condition exist in respect thereof, if such failure, event or condition shall continue after any applicable grace period and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Debt or Contingent Liability (or a trustee or agent on its or their behalf) to cause, such Debt or Contingent Liability to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(h) In the case of RRE, such Account Party shall (i) fail to pay when due and continuance of such default after any applicable grace period (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any of its Debt (other than the Debt incurred pursuant to this Agreement) or Contingent Liabilities having an aggregate principal amount of at least $15,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Debt or Contingent Liability, or any other event shall occur or condition exist in respect thereof, if such failure, event or condition shall continue after any applicable grace period and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Debt or Contingent Liability (or a trustee or agent on its or their behalf) to cause, such Debt or Contingent Liability to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(i) any judgment or order for the payment of money in excess of $50,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against such Account Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any provision of any Credit Document to which such Account Party is a party (other than a covenant of an Account Party which is a Bermuda company and such covenant constitutes a fetter on such Account Party’s statutory powers) shall for any reason cease to be valid and binding on or enforceable against such Account Party, or such Account Party shall so state in writing; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create in favor of the Collateral Agent a valid and perfected first priority Lien on and security interest in the Collateral of an Account Party purported to be covered thereby; or the Collateral Agent shall cease for any reason to hold a perfected first priority Lien on and security interest in the Collateral of such Account Party; or

(k) an Account Party that was a Subsidiary of RenRe at the time such Account Party became a party to this Agreement shall cease to be a Subsidiary of RenRe, unless otherwise permitted under the terms of this Agreement or the Credit Documents; or

(l) Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan of such Account Party and, as a result thereof, together with all other ERISA Events, such Account Party and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $50,000,000.

Section 7.3 Actions in Respect of the Letters of Credit upon Default; Remedies.

(a) If any Event of Default shall have occurred and be continuing with respect to any or all of the Account Parties, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to such Account Parties, declare the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Account Parties, declare all amounts payable by such Account Parties under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Parties, and/or (iii) shall at the request, or may with the consent, of the Required Lenders, give notice to beneficiaries of all outstanding Letters of Credit in accordance with the terms thereof of the termination of such Letters of Credit, (iv) shall at the request, or may with the consent, of the Required Lenders, (A) make demand upon such Account Parties to, and forthwith upon such demand such Account Parties will, pay to the Administrative Agent all amounts to be placed in the Cash Collateral Accounts pursuant to Section 2.17 and (B) redeem the Redeemable Preference Shares as described in Section 2.16(c) and/or (v) shall at the request, or may with the consent, of the Required Lenders, proceed to exercise the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents and applicable law with respect to such Account Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Account Party under any Debtor Relief Law, (A) the obligation of the Issuing Bank to issue Letters of Credit for the account of such Account Party shall automatically be terminated, (B) all such amounts owed by such Account Party shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Parties and (C) the obligation of such Account Parties to provide cash collateral under clause (iv) above shall automatically become effective.

ARTICLE VIII

THE AGENTS

Section 8.1 Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act (in the case of the Administrative Agent) or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or all the Lenders where unanimity is required, and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

Section 8.2 Agents’ Reliance, etc. Neither any Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3 Wells Fargo and Affiliates. With respect to its L/C Commitments and the Letter of Credit Advances, Wells Fargo shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in its individual capacity. Wells Fargo and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any of its Subsidiaries and any Person that may do business with or own securities of any Credit Party or any such Subsidiary, all as if Wells Fargo were not an Agent and without any duty to account therefor to the Lenders.

Section 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.6(a) and Section 4.6(b) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.5 Indemnification.

(a) To the extent that RenRe for any reason fails to indefeasibly pay any amount required under Section 9.3(b) to be paid by it to each Agent, the Issuing Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to each Agent, the Issuing Bank or such Related Party, as the case may be, such Lender’s ratable share (determined as set forth in Section 8.5(b)) of such unpaid amount.

(b) For purposes of this Section 8.5, the Lenders’ respective ratable shares of any amount shall be determined, at the time such indemnity or reimbursement is sought, according to the sum of (i) the aggregate principal amount of the Letter of Credit Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amounts of all Letters of Credit outstanding at such time and (iii) their respective Unused L/C Commitments at such time. The failure of any Lender to reimburse any Person promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Person as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Person for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Person for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

Section 8.6 Successor Administrative Agent. Any Agent may resign at any time by giving written notice thereof to the Lenders and RenRe and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject (so long as no Event of Default exists) to the consent of RenRe (which consent shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.6 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If the Collateral Agent resigns or is removed at any time and no successor Collateral Agent has been appointed and agreed to serve as such, the Administrative Agent shall be the Collateral Agent. If the Syndication Agent, Documentation Agent or other named agent, other than the Administrative Agent or Collateral Agent, ceases to be a Lender hereunder, it shall be deemed to have resigned as such agent and no replacement shall be appointed.

Section 8.7 Collateral Matters.

(a) The Administrative Agent and the Collateral Agent are authorized on behalf of the Lenders, without the necessity of any further notice to or consent from any of the Lenders, from time to time to take any action with respect to any Collateral or Security Document that may be necessary or as it may deem to be appropriate to perfect, maintain and protect the security interests in and Liens on the Collateral granted pursuant to the Security Documents.

(b) The Lenders irrevocably authorize the Administrative Agent (acting directly or through the Collateral Agent) to release any security interest in or Lien on the Collateral held by it pursuant to the Security Documents (i) upon the occurrence of all of the following: (A) the termination of the Issuing Bank’s obligation to issue Letters of Credit hereunder, (B) the payment in full of the Obligations and (C) the satisfaction and termination in full of all other Letter of Credit Outstandings, (ii) that is sold or disposed of as permitted hereunder or any other Credit Document or to which the requisite number or percentage of Lenders have consented or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release Collateral pursuant to this subsection (b).

Section 8.8 Other Named Agents. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, the Syndication Agent, Documentation Agent or any other named agents, other than the Administrative Agent and Collateral Agent, are named as such for recognition purposes only, and in their capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, etc. Except as expressly provided in Section 2.19 with respect to any extension of the Expiration Date, no amendment or waiver of any provision of this Agreement or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank and the Required Lenders (and, in the case of an amendment, RenRe), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than (A) any Lender that is, at such time, an Affected Lender, and (B) in the case of clauses (vi) and (vii) below, any Lender which is not and will not be (and is not and will not be owed any obligation which is or will be) affected thereby), do any of the following at any time: (i) waive any of the conditions specified in Section 3.2 or, in the case of the Restatement Effective Date, Section 3.1, (ii) amend the definition of “Required Lenders” or otherwise change the percentage of (x) the L/C Commitments, (y) the aggregate unpaid principal amount of the Letter of Credit Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) release any Credit Party or otherwise limit such Credit Party’s liability with respect to the Obligations owing to the Agents and the Lenders, (iv) amend Section 2.3(a)(i) (with respect to the requirement of Pro Rata payments to the Issuing Bank and the funding Lenders), Section 2.9, or this Section 9.1, (v) except as provided in Section 2.18, increase the L/C Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) reduce the principal of, or interest on, any Reimbursement Obligation or any fees or other amounts payable hereunder, or increase any Lender’s L/C Commitment except as provided in Section 2.18, (vii) postpone any date fixed for any payment of principal of, or interest on, any Reimbursement Obligation or any fees or other amounts payable hereunder, (viii) limit the liability of any Credit Party under any of the Credit Documents, or (ix) release any of the Collateral if such release would cause the aggregate Collateral Value to be less than the Letter of Credit Outstandings; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Credit Documents and (B) no amendment shall increase or extend the L/C Commitment of any Affected Lender without the approval of such Affected Lender.

Section 9.2 Notices, etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and telecopied or delivered (by mail, overnight delivery service or otherwise), if to any Account Party, to RenRe at the address set forth below on the signature pages hereof; if to any Lender, at its Lending Office, if to Wells Fargo in its capacity as Issuing Bank, at its address at 401 Linden Street, Mail Code NC-6034, Winston-Salem, North Carolina 27101, Attn: International Operations – Standby Letter of Credit Department, Telecopy No. (336) 735-0952, if to Wells Fargo in its capacities as Administrative Agent or Collateral Agent respectively, at its address shown on Schedule I, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective, (i) when telecopied, when transmitted by telecopier, (ii) when delivered via reputable overnight delivery service, on the next Business Day following the date of mailing with such overnight delivery service, and (iii) otherwise, upon delivery to the party receiving notice, except that notices and communications to the Administrative Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Administrative Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) In addition to the methods of notice described in Section 9.2(a), notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or RenRe may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Each Credit Party hereby irrevocably and unconditionally authorizes RenRe to deliver any and all notices, statements, consents or other communications required or allowed on behalf of each of the Credit Parties pursuant to the Credit Documents, and the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders shall be fully protected in relying upon any such notice, statement, consent or other communication delivered by RenRe.

Section 9.3 Costs and Expenses; Indemnification.

(a) RenRe and each Account Party agrees whether or not the transactions contemplated by this Agreement shall be consummated, to pay on demand (i) all reasonable costs and expenses of the Administrative Agent, the Collateral Agent and of the Issuing Bank in connection with (A) the preparation, execution, delivery, administration, modification and amendment of the Credit Documents (B) the administration, monitoring and review of the Collateral, (C) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral and (D) the creation, perfection and maintenance of the perfection of the Collateral Agent’s Liens upon the Collateral, including, without limitation, lien search, filing and recording fees (including without limitation (x) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Administrative Agent or Collateral Agent at any time, whether before or after the Restatement Effective Date, to render opinions concerning the value of the Collateral, and (y) the Attorney Costs for the Administrative Agent, Collateral Agent and Issuing Bank with respect thereto (including local Bermuda and Pennsylvania counsel), with respect to advising the Administrative Agent and Collateral Agent as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Credit Documents, with respect to negotiations with any Credit Party or with other creditors of any Credit Party or any of its Subsidiaries arising out of any Default or Event of Default or any events or circumstances that may give rise to a Default or Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent, the Issuing Bank and each Lender in connection with the enforcement of the Credit Documents (including without limitation in connection with the sale of, collection from, or other realization upon, the Collateral), whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including without limitation the reasonable Attorney Costs for the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender with respect thereto).

(b) RenRe agrees whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless each Agent, the Arrangers, the Issuing Bank, each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, penalties and expenses (including without limitation reasonable Attorney Costs) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letter of Credit Advances or any of the transactions contemplated thereby or any transaction financed or supported by (or to be financed or supported by) in whole or in part, directly or indirectly, with the proceeds of any Letters of Credit, or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Party is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.3(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Credit Documents are consummated. Each of RenRe and the Account Parties also agrees not to assert any claim against any Agent, the Arrangers, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Letter of Credit Advances or the Letters of Credit, the Credit Documents or any of the transactions contemplated by the Credit Documents. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Party in making any such transmission as determined by a final non-appealable judgment of a court of competent jurisdiction. All of the foregoing indemnified costs of any Indemnified Party shall be paid or reimbursed by RenRe, as and when incurred and within ten (10) Business Days after demand.

(c) Without prejudice to the survival of any other agreement of any Credit Party hereunder or under any other Credit Document, the agreements and obligations of the Credit Parties contained in Section 2.7 and this Section 9.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Credit Documents.

Section 9.4 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default with respect to a Credit Party and (b) the making of the request or the granting of the consent specified by Section 7.3 to authorize the Administrative Agent to declare amounts owing hereunder by such Credit Party to be due and payable pursuant to the provisions of Section 7.3, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits of such Credit Party (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of such Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing under the Credit Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify RenRe after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including without limitation other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 9.5 Assignments and Participations.

(a) Each Lender may, and so long as no Default or Event of Default shall have occurred and be continuing, if demanded by RenRe (following a demand by such Lender pursuant to Section 2.12) upon at least five (5) Business Days notice to such Lender and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its L/C Commitment, its L/C Participation Interest and the Letter of Credit Advances owing to it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Lender hereunder, except for any non-pro rata assignment made by any Affected Lender pursuant to Section 2.14 (and any subsequent non-pro rata assignment of the interest so assigned by the Affected Lender) and any other non-pro rata assignment approved by the Administrative Agent and RenRe, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the L/C Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 unless it is an assignment of the entire amount of such assignor’s L/C Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) each assignment made as a result of a demand by RenRe pursuant to Section 2.12 shall be arranged by RenRe after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by RenRe pursuant to Section 2.12 unless and until such Lender shall have received one or more payments from either the applicable Account Party or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Letter of Credit Advances made by such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) as a result of such assignment, no Account Party shall be subject to additional amounts under Section 2.6(a) or Section 2.8 and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00. In connection with each assignment permitted hereunder, RenRe agrees to cause to be provided to the assignee, upon request, the opinions described in Section 3.1(i)(I) (whether by a reliance provision in the original opinion or by a reliance letter or new opinion delivered to the assignee).

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.6, Section 2.8 and Section 9.3 to the extent any claim thereunder relates to an event arising prior to such assignment and any other rights that are expressly provided hereunder to survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under any Credit Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Account Parties, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the L/C Commitment of, and principal amount of the Letter of Credit Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Credit Party or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to RenRe and to the parties to such Assignment and Acceptance.

(f) Each Lender may sell participations to one or more Persons (other than any Credit Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its L/C Commitment, its L/C Participation Interest and the Letter of Credit Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its L/C Participation Interest) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Credit Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any of the Collateral if such release would cause the aggregate Collateral Value to be less than the Letter of Credit Outstandings. Each Lender shall, as agent of the Account Parties solely for the purposes of this Section, record in book entries maintained by such Lender, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.5, disclose to the assignee or participant or proposed assignee or participant any information relating to any Credit Party furnished to such Lender by or on behalf of any Credit Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including without limitation the Letter of Credit Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 9.6 No Waiver. The rights and remedies of the Agents and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Substitution Event, Suspension Event, Default or Event of Default. No course of dealing between any of the Credit Parties and the Agents or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Substitution Event, Suspension Event, Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) none of the Credit Parties shall sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) any assignees and participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 9.5.

Section 9.8 Survival. All representations, warranties and agreements made by or on behalf of the Credit Parties in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses shall survive the termination of all L/C Commitments and L/C Participation Interests, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to Letter of Credit Advances, and any termination of this Agreement or any of the other Credit Documents.

Section 9.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 9.10 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

Section 9.11 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Credit Parties in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (a) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (b) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirements of Law, (c) in connection with any proceeding to enforce its rights hereunder, under any other Credit Document or in any other litigation or proceeding in connection with the Credit Documents, (d) to the Agents or any other Lender, (e) to the extent the same has become publicly available other than as a result of a breach of this Agreement, (f) pursuant to and in accordance with the provisions of Section 9.5 and (g) subject to an agreement in writing containing provisions substantially the same as those of this Section 9.11 and for the benefit of any Credit Party, to any counterparty to any swap or derivative transaction relating to such Credit Party, but in no event shall any Collateral Value Report be disclosed pursuant to this sub-section (g).

Section 9.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and RenRe of written or telephonic notification of such execution and authorization of delivery thereof.

Section 9.13 Disclosure of Information. The Credit Parties agree and consent to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

Section 9.14 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 9.15 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAW

PROVISIONS THEREOF); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). EACH CREDIT PARTY HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR ANY CREDIT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY AGENT OR ANY LENDER OR PROCEEDING TO WHICH ANY AGENT OR ANY LENDER OR ANY CREDIT PARTY IS A PARTY. EACH CREDIT PARTY IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH CREDIT PARTY CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, WILLKIE FARR & GALLAGHER LLP, ATTN: LESLIE M. MAZZA, AT 787 SEVENTH AVENUE, NEW YORK, NEW YORK, 10019, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.16 Waiver of Jury Trial. Each of the Credit Parties, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Credit Documents, the Letter of Credit Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.17 PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act, the Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender, the Issuing Bank or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RENAISSANCE REINSURANCE LTD.,

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

RENAISSANCE REINSURANCE OF EUROPE,

By:	/s/ Ian David Britchfield
Name: Ian David Britchfield
Title: Director

GLENCOE INSURANCE LTD.,

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

DAVINCI REINSURANCE LTD.,

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

RENAISSANCERE HOLDINGS LTD.,

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank, Collateral Agent, Administrative Agent and as a Lender

By:	/s/ Karen Hanke
Name: Karen Hanke
Title: Director

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Debra Basler
Name: Debra Basler
Title: SVP

ING BANK, N.V., LONDON BRANCH, as Documentation Agent and as a Lender

By:	/s/ N J Marchant
Name:	N J Marchant
Title:	Director

By:	/s/ M E R Sharman
Name:	M E R Sharman
Title:	Managing Director

CITIBANK, N.A., as a Lender

By:	/s/ Peter Bickford
Name:	Peter Bickford
Title:	Managing Director

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Michael Pensari
Name:	Michael Pensari
Title:	V.P.

BARCLAYS BANK PLC, as a Lender

By:	/s/ Stuart Ratcliffe
Name:	Stuart Ratcliffe
Title:	Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

THE BANK OF BERMUDA LIMITED, as a Lender

By:	/s/ Guillermo Konecny
Name:	Guillermo Konecny
Title:	Head of Global Banking & Markets

By:	/s/ Karla Maloof
Name:	Karla Maloof
Title:	Director, Global Banking

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Evan Glass
Name:	Evan Glass
Title:	Vice President

BNP PARIBAS, as a Lender

By:	/s/ Indra Kish
Name:	Indra Kish
Title:	Director

By:	/s/ Nair P. Raghu
Name:	Nair P. Raghu
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

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MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

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